Form 10-K405, Exhibit 13
period 1997-12-31
FIDELITY CAPITAL TRUST I
filed 1998-03-30
CIK 1051178

                                   EXHIBIT 13


                       1997 ANNUAL REPORT TO STOCKHOLDERS

                 Table of Contents

Message from the President & CEO....................   2

Banking "Beyond the Walls"..........................   5

Board of Directors and Officers.....................   8

Office Locations....................................  10

Corporate Information...............................  11

Financial Highlights................................  12

Management's Discussion and Analysis
  of Financial Condition and Results of Operations..  13

Independent Auditors' Report........................  27

Consolidated Financial Statements...................  28

Management's Assertions
  as to the Effectiveness of its Internal Control
  Structure over Financial Reporting and
  Compliance with Designated Laws and
  Regulations.......................................  56

Independent Accountants' Report.....................  57

Report to Shareholders


 [PHOTO APPEARS HERE]
   Vince A. Elhilow
    President and
Chief Executive Officer


In recent years, this annual message has been characterized by several evolving themes: In the first year after our reorganization, our message was one of potential and a vision of the future. In subsequent years, we moved on to address new challenges and to identify new opportunities for our organization in the midst of a robust economy and a fast-growing market.

This year, I am pleased to note, our message is one of milestones - including major financial achievements in the last 12 months, along with other successes which will enable us to further strengthen our relationships with our customers and our communities in the years to come.

The most obvious financial achievement of 1997 was the attainment of $1 billion in assets by mid-summer. This was a major milestone in our 45-year history. Yet, as the second half of the year demonstrated, it was only the precursor for even more dramatic growth to come, leading us to a level of $1.2 billion in assets as of December 31, 1997.

                             [GRAPH APPEARS HERE]

------------------------------------------------------------------------------
                    The most obvious financial achievement
                  of 1997 was the attainment of $1 billion in
               assets, a major milestone in our 45-year history
------------------------------------------------------------------------------

Other financial measures in 1997 were equally satisfying. Net income for the year was $6.4 million, or $0.96 per share. This was an increase of 78 percent over 1996 levels, which reflected a one-time special assessment to recapitalize the Savings Association Insurance Fund. However, even if the special assessment is set aside, earnings per share increased by more than 10 percent from 1996 to 1997.

The year also saw continued growth in loan production, with production for the year totaling $331 million. This growth was led by a 100 percent increase in consumer and commercial lending, as Fidelity Federal's operations continue to evolve into those more characteristic of a commercial bank.

I am especially pleased to note our continued uninterrupted record of dividend payments, culminating in our returning $0.225 per share in each of the last two quarters. This continues our pattern of maintaining a stable balance between dividends and growth, enabling us to achieve major growth targets while concurrently establishing a pattern of continued dividend growth since our conversion in 1994.

Beyond its satisfying financial results, 1997 also was a year of other achievements. The first of these was the successful reorganization into a mid-tier holding company format in January. With the reorganization, Fidelity Federal Savings Bank is now a wholly-owned subsidiary of Fidelity Bankshares, Inc., which, in turn, is the majority-owned subsidiary of Fidelity Bankshares, MHC, the mutual holding company parent. This structure offers added management flexibility, including more favorable stock repurchase capability and, even more importantly, the opportunity to pursue additional permitted activities and acquisitions. We believe Fidelity was the first OTS-regulated institution to establish such a structure, although others have since followed our lead.

Building on the advantages of this new structure, in mid-year Fidelity commenced the acquisition of BankBoynton, a locally based thrift which brought $57.6 million in assets to the organization, as well as a significant presence in the key Boynton Beach and Lake Worth markets, where Fidelity Federal has demonstrated continued success in recent years. The acquisition, which was completed in December, produced an immediate positive effect on earnings. Moreover, we were able to achieve significant economies by incorporating BankBoynton's three branches into our own existing offices, while retaining most of their employees.

In December, Fidelity filed a registration statement with the Securities and Exchange Commission to sell cumulative trust preferred securities through Fidelity Capital Trust I, a newly formed trust subsidiary. This transaction, which closed January 21, 1998, enabled Fidelity Bankshares to access over $28 million of additional capital for the bank at reasonable cost, and will further enhance our ability to respond to acquisition and market consolidation opportunities which may arise.

---------------------------------
Beyond its satisfying financial
results, 1997 also was a year of
      other achievements.
---------------------------------

The year's financial success has been accompanied by physical changes, as well, most notably a series of transactions involving downtown West Palm Beach properties. These transactions provide further evidence of our continuing commitment to downtown. Even more important, they lay a foundation for the continued resurgence of the area - a movement that has taken off with remarkable speed in the past year.

On August 1, the bank entered into a contract to sell a significant part of its downtown property to Renaissance Management Corp. Shortly after this contract was completed, Fidelity began negotiations to acquire the building which currently houses the operations center of Barnett Bank, across Datura Street from Fidelity Federal's headquarters. This $6.5 million purchase, completed shortly after year-end, reaffirms Fidelity Federal's intention to maintain a major downtown presence as it has since its beginning. The 65,000-square-foot, four-story structure will continue to house the merged Barnett/NationsBank operations under a two-year leaseback arrangement, after which Fidelity will undertake renovations to convert the building to a new corporate headquarters.

The bank also continued steady branch growth, opening our 21st branch, on Indiantown Road in Jupiter, in June. The next new branch, located in Jupiter Farms, is scheduled for opening by the second quarter of 1998, with approximately six more new branches anticipated within the next two years.

This pattern reflects continued solid growth in Fidelity Federal's local markets, as well as knowledge of the marketplace. Among the notable successes have been the continued growth of our southern Palm Beach County operations, including our specialized loan production offices. We note, as well, the continued strong growth projections in northern Palm Beach County, as well as the very promising potential of Martin and St. Lucie County activities.

For example, by the year 2010, the combined population of Palm Beach and Martin counties is projected to exceed 1.4 million - a 46 percent increase since 1990. St. Lucie County's growth will be even more remarkable, increasing by 59 percent in the same 20-year period. These patterns further reinforce our ongoing attention to growth in the northern parts of our service area, and our continued expansion into St. Lucie County.

Finally, in addition to financial and physical milestones, Fidelity Federal also achieved significant growth in the range of its services during 1997. Plans were completed during the year to introduce the new financial services in early 1998, beginning in four offices full-time, and by appointment in other branches. This new product is made possible by a strategic partnership with INVEST, a financial corporation which will provide Fidelity customers with convenient access to stocks, bonds, mutual funds and annuities, along with financial planning and portfolio services. This represents an exciting new opportunity and an added level of service for our customers, providing them with the broadest possible range of financial services and products.

The year also saw continued growth in our consumer and commercial account activities, along with continued innovation in the ways in which the bank and its customers interact and communicate. These advances, described in more detail in the commentary which follows, reflect both the growing size and sophistication of our markets.

As we reflect on the milestones achieved in 1997, we see every reason for continued optimism about the future of our market, our community and our institution. With a strong management team and an experienced, dedicated staff to lead us into an exciting new era, we look forward to continued success in terms of financial results, physical growth, and expanded services and capabilities.


/s/ Vince A. Elhilow

Vince A. Elhilow
President and Chief Executive Officer

Banking "Beyond the Walls"

Fidelity Federal's evolution into a comprehensive financial services organization has occurred at a time of dramatic change in the industry. Our new role not only permits us to offer a wide array of new services, it also requires that we do so.

To put it another way, Fidelity Federal's continued expansion into innovative new areas is in part due to the need to remain competitive. At the same time, however, broadening our reach and expanding our services are also fundamental elements of our charter as a community-oriented bank. By remaining responsive to community needs and desires, we not only serve our customers better, but also enhance shareholder value. Even more importantly, such continued innovation helps position Fidelity Federal for the future - a future that will see even more sophisticated services and methods of access.

Fidelity Federal's financial products and services meet a broad array of customer needs, both personal and business. These include traditional deposit services such as savings accounts and certificates, as well as personal and business demand accounts. Even in such a traditional realm, however, innovation and new methods of access are rapidly changing the way banking is done.

For example, Fidelity Federal today offers a broad range of checking accounts, with a variety of features to meet the needs of an ever-changing customer base. Among the most popular are the premium-return Eagle savings account and the highly attractive Money Market savings account, which offers tiered interest compounded daily. Fidelity's innovative "Count on Us" checking account, which offers a wide range of discounts and special purchase programs, and the premier Money Management checking account, with its premium interest and minimal fees, help meet the needs of today's sophisticated banking customers.

In addition to these consumer products, Fidelity Federal has also achieved steady growth in its commercial banking services, including traditional business checking and its specialized small business checking programs. A particular success is the Business Reserve account, designed to provide business owners a vehicle for short-term investment.

On the lending side, Fidelity Federal remains unmatched in terms of mortgage lending experience in its market. This exceptional local knowledge, along with local decision-making capabilities, enable the bank to respond quickly with a variety of service-oriented mortgage lending programs, including both fixed-rate and adjustable-rate mortgages, construction and permanent financing, and home equity loans and lines of credit.

------------------------------
 Fidelity Federal's financial
 products and services meet a
broad array of customer needs,
 both personal and business.
------------------------------

For all its innovation, Fidelity Federal remains remarkably true to its heritage in this area, with an unwavering commitment to extending the benefits of home ownership to a broader and wider customer base than ever before. In this regard, Fidelity Federal was honored with a Special Merit Award in the Federal Home Loan Bank of Atlanta's Partnership Excellence Awards Program, which recognizes organizations that help meet critical affordable housing and economic development needs. Only 11 such awards were presented during 1997, and Fidelity Federal was one of only two banks in Florida to receive one, in recognition of its partnership with the Community Financing Consortium, a not-for-profit lending organization that helps secure financing for low- and moderate-income families.

Among Fidelity Federal's most remarkable successes of the past year has been its 100 percent increase in consumer, commercial business and commercial real estate lending. The dramatic growth in these areas has been instrumental in helping to accelerate Fidelity's evolution into a more characteristic commercial banking profile. Moreover, it was a major contributor to the bank's growth to the billion-dollar level during 1997.


---------------------------------
    The unique combination of
  a broad outlook with a local
focus has helped Fidelity Federal
     achieve a unique place
        in the industry.
---------------------------------

In this arena, Fidelity Federal's local experience and expertise again provide an inherent strength, enabling the bank to move quickly to arrange financing for local commercial enterprises. At the same time, its continued growth has helped Fidelity Federal achieve the size and sophistication needed to access the most demanding financing requirements.

Moving beyond traditional deposit and lending services, Fidelity Federal is now positioned to participate in the next phase of the financial service industry's growth - the development of comprehensive single-source financial planning and investment services. 1998 will see the introduction of new financial services through an in-branch brokerage program, which was referred to in the Report to Stockholders. This new service will enable Fidelity Federal to respond to growing consumer expectations for even greater sophistication and more convenient access to diverse financial markets.

Moreover, the addition of brokerage services helps underscore the importance of establishing stronger, more complete customer relationships - a long-term trend that began years earlier with the introduction of IRAs, SEP programs and other retirement planning services, all of which have been mutually successful for the bank and its customers.

Finally, beyond the actual services it offers, Fidelity Federal continues to evolve in terms of the ways in which customers access these services. Convenience features and specialized financial services let us touch our customers' lives in many new ways; again, the goal is a stronger, more complete relationship, reinforced by such conveniences as Telephone Billpay, which brings similar convenience to customers using an ordinary telephone for secure access, and the upcoming PC banking, which will give customers new levels of control over their finances from their own computers.

In the same way, Fidelity Federal's expanded physical presence brings added convenience. New branches - including an additional half-dozen or more in the coming two years - will make it even easier to access the bank's services, while programs such as 24-hour Bank-Line and continued expansion of the ATM network provide round-the-clock convenience.

With sophisticated new services and convenient new ways of accessing them, Fidelity Federal is ideally positioned for the future of the financial services industry. Yet, even as banking continues to expand beyond its traditional "walls," Fidelity Federal also remains true to its heritage as a community-oriented, locally-managed bank. This unique combination - a broad outlook with a local focus - has helped Fidelity Federal achieve its unique place in the industry today, and will continue to form the basis for its success in the future.

Fidelity Bankshares, Inc.

Board of Directors______________________________________________________________


 [PHOTO APPEARS HERE]        [PHOTO APPEARS HERE]         [PHOTO APPEARS HERE]
Jos. B. Shearouse, Jr.         Vince A. Elhilow           Christopher H. Cook
Chairman of the Board              President            Executive Vice President
                            Chief Executive Officer        Corporate Counsel


  [PHOTO APPEARS HERE]       [PHOTO APPEARS HERE]          [PHOTO APPEARS HERE]
     Keith D. Beaty            F. Ted Brown, Jr.          Donald E. Warren, M.D.
 Chief Executive Officer           President                Retired Physician
Implant Innovations, Inc. Ted Brown Real Estate, Inc.


Officers________________________________________________________________________

Richard D. Aldred         Joseph C. Bova
Executive Vice President  Executive Vice President
Chief Financial Officer

Robert L. Fugate          Patricia C. Clager
Executive Vice President  Corporate Secretary

Fidelity Federal Savings Bank of Florida

Directors_______________________________________________________________________

Jos. B. Shearouse, Jr.          Vince A. Elhilow          Christopher H. Cook
Chairman of the Board              President            Executive Vice President
                            Chief Executive Officer        Corporate Counsel

      Keith D. Beaty              F. Ted Brown          Donald E. Warren, M. D.
 Chief Executive Officer           President               Retired Physician
Implant Innovations, Inc. Ted Brown Real Estate, Inc.


Directors Emeriti_______________________________________________________________

   Louis B. Bills, Sr.         George B. Preston         Raymond C. Tylander
Louis B. Bills Enterprises     Chairman Emeritus              President
                                                     Tylander Realty Corporation


Officers________________________________________________________________________

                               EXECUTIVE OFFICER

                                Vince A. Elhilow
                                   President
                            Chief Executive Officer

                           EXECUTIVE VICE PRESIDENTS

                               Richard D. Aldred
                            Chief Financial Officer

                                 Joseph C. Bova
                           Lending Operations Manager

                              Christopher H. Cook
                               Corporate Counsel

                                Robert L. Fugate
                           Banking Operations Manager

                               J. Robert McDonald
             President, Fidelity Realty & Appraisal Services, Inc.


                             SENIOR VICE PRESIDENTS

                              David R. Hochstetler
                       Director of Marketing/CRA Officer

                                Brian C. Mahoney
                                   Controller

                               Janice R. Newlands
                          Director of Human Resources

                               Debra K. Schiavone
                          Mortgage Loan Administration

                               Shellie R. Schmidt
                             Banking Administration

                            Joseph B. Shearouse, III
                            Commercial Loan Manager

                             Kenneth B. Stone, Jr.
                            Mortgage Loan Production

                                 Daniel F. Turk
                          Property and Risk Management


                       VICE PRESIDENT/CORPORATE SECRETARY

                               Patricia C. Clager
                    Administrative Assistant to the Chairman


                       VICE PRESIDENT/ASSISTANT SECRETARY

                                  Arlene Metz
                   Administrative Assistant to the President



Martin County Advisory Board____________________________________________________

Richard Q. Pennick, M.D., Chairman                         Owen C. Schwaderer
        Retired Physician                                      President
                                                       Jensen Beach Land Company
  J. David Girlinghouse, D.D.S.
             Dentist                                       Francis X. Wilson
                                                               President
      C. Norris Tilton, Esq.                                Wilson Builders
             Attorney

LOCATIONS

[MAP APPEARS HERE]


                           PALM BEACH COUNTY OFFICES

              MAIN OFFICE                          Palm Beach Gardens
           281 Dutura Street                     Garden Square Shoppes
       West Palm Beach, FL 33401               10973 North Military Trail
             (561) 659-9900                   Palm Beach Gardens, FL 33410
                                                     (516) 775-7600
              45th Street
             4520 Broadway                          Royal Palm Beach
       West Palm Beach, FL 33407               100 Royal Palm Beach Blvd.
             (561) 848-5577                    Royal Palm Beach, FL 33411
                                                     (561) 793-3270
               Bear Lakes
           701 Village Blvd.                         Singer Island
       West Palm Beach, FL 33409               1200 East Blue Heron Blvd.
             (561) 689-8800                     Riviera Beach, FL 33404
                                                     (561) 848-8675
             Boynton Beach
       At I-95 & Woolbright Road                        Tequesta
          1501 Corporate Drive                     171 Tequesta Drive
        Boynton Beach, FL 33426                    Tequesta, FL 33469
             (561) 734-3300                          (561) 747-5100

            Century Corners                            Wellington
         4835 Okeechobee Blvd.                 12000 W. Forest Hill Blvd.
       West Palm Beach, FL 33417               West Palm Beach, FL 33414
             (561) 689-5305                          (561) 793-4501

              Forest Hill                          West Boynton Beach
         399 Forest Hill Blvd.                       9875 Jog Road
       West Palm Beach, FL 33405                Boynton Beach, FL 33437
             (561) 585-5552                          (561) 731-2122

                Jupiter                            West Delray Beach
         1240 W. Indiantown Rd.                5017 West Atlantic Avenue
           Jupiter, FL 33458                     Delray Beach, FL 33484
             (561) 748-9121                          (561) 499-7002

               Northlake                            West Forest Hill
          950 Northlake Blvd.                    3989 Forest Hill Blvd.
          Lake Park, FL 33408                  West Palm Beach, FL 33406
             (561) 842-4266                          (561) 969-3333

               Palm Beach                           West Lake Worth
        245 Royal Poinciana Way                   6535 Lake Worth Road
          Palm Beach, FL 33480                    Lake Worth, FL 33467
             (561) 659-0666                          (561) 968-1040



                             MARTIN COUNTY OFFICES

              Jensen Beach                           Martin Square
      1021 N.E. Jensen Beach Blvd.              2980 S. Federal Highway
         Jensen Beach, FL 34957                     Stuart, FL 14994
             (561) 334-1600                          (561) 287-6600



                                Kanner/Monterey
                           2401 South Kanner Highway
                               Stuart, FL 34994
                                (561) 288-6767

CORPORATE INFORMATION


STOCK PRICE INFORMATION
Fidelity Bankshares, Inc.'s
common stock is traded on the Nasdaq
National Market under the symbol "FFFL".
Newspaper stock tables list the holding company as "Fidelbksh". The Bank's common stock has been trading since January 7, 1994.

INVESTOR RELATIONS
Vince A. Elhilow, President & CEO
Richard D. Aldred, Executive Vice President & CFO
Fidelity Federal Savings Bank of Florida
218 Datura Street
West Palm Beach, Florida 33401
(561) 659-9900

SHAREHOLDER SERVICES &
DIVIDEND REINVESTMENT PLAN
Fidelity Federal Savings Bank of Florida
David R. Hochstetler, Senior Vice President
Lucy A. Carr, Assistant Vice President
218 Datura Street
West Palm Beach, Florida 33401
(561) 659-9931

ANNUAL REPORT ON FORM 10-K
A copy of the Company's report on Form 10-K, as filed with the Securities and Exchange Commission, is available without charge by written request addressed as set forth under Shareholder Services above.

DATE AND PLACE OF ANNUAL MEETING
April 21, 1998, 10:00 a.m. (EDT)
Omni Hotel
1601 Belvedere Road
West Palm Beach, Florida 33401



GENERAL COUNSEL
Brackett, Sned, Welch, D'Angio, Tucker & Farach
P.A.
218 Datura Street
West Palm Beach, Florida 33401

SPECIAL COUNSEL
Luse Lehman Gorman Pomerenk & Schick
5335 Wisconsin Avenue, N.W.
Suite 400
Washington, D.C. 20015

INDEPENDENT AUDITORS
Deloitte & Touche LLP
1645 Palm Beach Lakes Blvd., Suite 900
West Palm Beach, Florida 33401

STOCK TRANSFER AGENT
American Stock Transfer & Trust Company
40 Wall Street
New York, New York 10005
(800) 937-5449



STOCKHOLDER INFORMATION

                               Quarter Ended
                               -------------
                 3/31/97    6/30/97    9/30/97   12/31/97
Stock Price
---------------------------------------------------------
High             $20.00     $20.25     $29.50     $33.00
Low              $17.50     $18.75     $19.75     $25.25
Dividends
 declared        $  .20     $  .20     $  .225    $  .225



               ELECTRONIC COMMUNICATIONS
               News releases issued through PR Newswire are available through Company News On-Call via fax
               (1-800-758-5804, ext. 281429) or Internet website
               (http://www.prnewswire.com).

FINANCIAL HIGHLIGHTS

On January 7, 1994, Fidelity Federal Savings Bank of Florida completed a reorganization from a mutual savings bank, into a stock savings bank, with the majority of its shares owned by a mutual holding company. As a result, certain comparative, stockholder data is unavailable prior to 1994.

Fidelity Bankshares, Inc. common stock currently trades on the Nasdaq National Market system under the symbol "FFFL."


                                                       1993         1994         1995         1996          1997
FOR THE YEAR (In Thousands)
-------------------------------------------------------------------------------------------------------------------
Interest income                                      $ 44,755     $ 43,420     $ 53,261     $ 60,240     $   72,272
Interest expense                                       18,415       17,776       28,095       32,131         41,606
Net interest income                                    26,340       25,644       25,166       28,109         30,666
Net income                                              6,497        5,262        4,815        3,550          6,418

PER COMMON SHARE (1)
-------------------------------------------------------------------------------------------------------------------
Net Income:
    Basic                                                N/A      $   0.81     $   0.74     $   0.54     $     0.96
    Diluted                                              N/A          0.80         0.73         0.53           0.95
Book value                                               N/A         11.35        12.31        12.12          12.86
Stock price:
      High                                               N/A         13.64        17.00        18.50          33.00
      Low                                                N/A          9.09        10.23        11.75          17.50
      Close                                              N/A         10.00        16.25        17.75          32.50

AVERAGE FOR THE YEAR (In Thousands)
-------------------------------------------------------------------------------------------------------------------
Assets                                               $658,463     $669,506     $741,777     $824,025     $  995,528
Loans receivable, net                                 434,522      441,573      490,088      605,507        735,949
Mortgage-backed securities                             75,325       83,550      145,405      135,973        163,250
Investments (2)                                        95,284      103,715       63,605       35,530         44,146
Deposits                                              568,470      553,184      567,493      636,297        768,892
Borrowed funds                                         15,758       30,231       79,905       85,608        122,898
Stockholders' equity                                   43,394       72,546       77,356       81,339         84,217

SELECTED PERFORMANCE RATIOS
-------------------------------------------------------------------------------------------------------------------
Return on average assets                                  .99%         .79%         .65%         .43%           .64%
Return on average equity                                14.97%        7.25%        6.22%        4.36%          7.62%
Interest rate spread on average assets                   4.25%        3.85%        3.28%        3.30%          2.83%

YEAR END (In Thousands)
-------------------------------------------------------------------------------------------------------------------
Total assets                                         $678,928     $712,643     $779,620     $873,562     $1,220,267
Investments (2)                                       127,154       82,410       43,108       41,740         61,720
Cash and amounts due from depository institutions      15,205       19,275       14,989       15,293         22,136
Loans receivable, net                                 434,967      456,543      532,333      661,700        861,257
Mortgage-backed securities                             75,199      126,807      159,761      123,599        234,132
Deposits                                              586,527      538,235      595,180      694,718        872,340
Borrowed funds                                         15,934       88,319       86,549       83,621        242,871
Equity                                                 46,786       74,404       81,266       81,723         87,387


(1) All per share items retroactively adjusted to reflect 10% stock dividend distributed November 30, 1995.
(2) Includes Government and Agency securities, interest-bearing deposits and Federal Home Loan Bank stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS
of Financial Condition and Results of Operations

When used in this Annual Report the words of phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

GENERAL

On January 29, 1997, Fidelity Federal Savings Bank of Florida (the "Bank") consummated a tax-free reorganization, by becoming a wholly-owned subsidiary of a Delaware chartered, stock holding company known as Fidelity Bankshares, Inc. (the "Company"). Each outstanding share of common stock in Fidelity Federal Savings Bank of Florida was converted into a share of common stock in Fidelity Bankshares, Inc., in the same proportionate ownership interest the stockholder held before the reorganization. In addition, the reorganization was accounted for in the same manner as a pooling of interests transaction. Consequently, the consolidated financial statements required no accounting adjustments.

On January 21, 1998 the Company issued $ 28.375 million of mandatorily redeemable, Preferred Securities out of a grantor trust, Fidelity Capital Trust I, a Delaware statutory trust, which was created by the Company for this sole purpose. As its only asset, the trust holds junior subordinated debentures due January 31, 2028 of the Company, purchased with the proceeds of the preferred security's issuance. Interest from the junior subordinated debt securities is payable quarterly at a rate of 8.375%, annually. The interest will be used to fund distributions on the preferred securities. As a result of the above, the Preferred Securities of the trust are considered fully and unconditionally guaranteed by the Company.

Distributions on the Preferred Securities are cumulative and are payable at the same rate as the junior subordinated debentures, described above. The junior subordinated debentures are redeemable in whole, in the event the Company's mutual holding company parent converts to stock form beginning January 31, 2000 at 107% of principal amount and in any event the junior subordinated debentures are redeemable at 100% of principal amount in whole or in part, commencing January 31, 2003. The preferred securities are subject to mandatory redemption, in whole or in part as applicable, upon the repayment of the junior subordinated debentures. The proceeds from the securities, to the extent invested in common stock of the Bank, are considered to be Tier 1 capital for regulatory purposes. Of the net proceeds of $ 27.1 million from the sale of the preferred securities, the Company invested $ 25 million in common stock of the Bank. The preferred securities are traded on the Nasdaq National Market system under the symbol "FFFLP."

The Company conducts no business other than holding the common stock of the Bank. Consequently, its net income is derived from the operations of the Bank, which is primarily dependent on its net interest income, which is the difference between interest income earned on its investments in mortgage loans and mortgage-backed securities, other investment securities and loans, and its cost of funds consisting of interest paid on deposits and borrowings. The Bank's net income also is affected by its provision for loan losses, as well as by the amount of other income, including income from fees and service charges, net gains and losses on sales of investments, and operating expense such as employee compensation and benefits, deposit insurance premiums, occupancy and equipment costs, and income taxes. Earnings of the Bank also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which events are beyond the control of the Bank. In particular, the general level of market rates tends to be highly cyclical. In periods of high interest rates, earnings of the Bank are likely to be depressed, which in turn would be likely to have a detrimental effect on the market value of any investment in the Company's common stock. In addition, legislative and regulatory actions may result in diminishing the value of any investment in the Company.

BUSINESS STRATEGY

The Bank's current business strategy is to operate as a well-capitalized, profitable and independent community-oriented savings bank dedicated to providing quality customer service. Generally, the Bank has sought to implement this strategy by emphasizing retail deposits as its primary source of funds and maintaining a substantial part of its assets in locally-originated residential first mortgage loans, in mortgage-backed securities and in other liquid investment securities. Specifically, the Bank's business strategy incorporates the following elements: (1) operating as a community-oriented financial institution, maintaining a strong core customer base by providing quality service and offering customers the access to senior management and services that a community-based institution can offer; (2) maintaining high levels of asset quality by emphasizing investment in residential mortgage loans, mortgage-backed securities and other securities issued or guaranteed by the United States Government or agencies thereof; (3) managing interest rate risk exposure by maintaining adequate levels of liquidity, while achieving desirable levels of profitability; and (4) maintaining adequate capital levels and asset quality.

Highlights of the Bank's business strategy are as follows:

COMMUNITY-ORIENTED INSTITUTION. The Bank is the second largest savings institution headquartered in Palm Beach County, which in recent years has experienced a significant influx of commercial banks and offices of savings institutions headquartered outside of Florida. The Bank is committed to meeting the financial needs of the communities in which it operates. The Bank believes it is large enough to provide a full range of personal and business financial services, and yet is small enough to be able to provide such services on a personalized and efficient basis. Management believes that the Bank can be more effective in servicing its customers than many of its non-local competitors because of the Bank's ability to quickly and effectively provide senior management responses to customer needs and inquiries. The Bank's ability to provide these services is enhanced by the stability of the Bank's senior management. The Bank intends to maintain its operation as a community-oriented, independent savings institution.

On December 5, 1997, the Bank acquired BankBoynton, a local savings institution having three offices, $ 55 million in assets and $ 41.7 million in deposits, for $ 5.7 million in cash. Using the purchase method of accounting, the transaction resulted in an excess of cost over net assets of approximately $ 2.3 million, which will be charged against operations over a period of fifteen years, using the straight-line method of amortization. As the offices of BankBoynton were located in the vicinity of existing Fidelity offices, the BankBoynton offices were closed and the deposits transferred to the Bank's existing offices.

Subsequent to year end, on January 30, 1998, the Bank acquired an office building in downtown West Palm Beach for $ 6.6 million from Barnett Bank/NationsBank. While the seller has leased back most of the building for a period of up to two years, it is the intent of the Company to locate its corporate headquarters in this building in an effort to better serve the community.

ASSET QUALITY AND EMPHASIS ON RESIDENTIAL MORTGAGE LENDING. Since its inception, the Bank has emphasized residential real estate financing as a portfolio lender, and anticipates a continued commitment to financing the purchase or improvement of residential real estate in its market area. To supplement local mortgage loan originations, the Bank also invests in mortgage-backed securities that are issued or guaranteed by the United States Government or agencies thereof. At December 31, 1997, 82.5% of the Bank's total gross loan portfolio consisted of one- to- four family residential mortgage loans, including residential construction loans, and 20.5% of the Bank's total assets consisted of mortgage-backed securities and investments that are issued or guaranteed by the United States Government or agencies thereof.

Generally, the yield on mortgage loans originated by the Bank is greater than that of mortgage-backed securities purchased by the Bank. However, due to the highly competitive market in which the Bank operates, the Bank may, from time to time, not be able to originate a sufficient number of new mortgage loans to offset the amortization and prepayments of its existing loan portfolio. In addition, new real estate development opportunities in the Bank's market area may diminish, as well as the adoption of growth controls by local governments, which could further diminish lending opportunities of the Bank in the future. As a result of these factors, new loan originations could be reduced in the future, which may require the Bank to increase its investment in mortgage-backed securities.

The percentage of small commercial business loans and consumer loans in the Bank's portfolio has been below the levels of its peers. As a result, the Bank's yield on its loan portfolio has been below peer levels. The Bank has begun to expand its offering of commercial business and consumer loan services, but expects to continue to adhere to the Bank's relatively conservative loan underwriting standards. At December 31, 1997, the Bank had $ 105.0 million in commercial business and consumer loans, compared to $ 58.1 million at December 31, 1996.

INTEREST RATE RISK MANAGEMENT. Deposit accounts typically react more quickly to changes in market interest rates than interest-earning assets such as mortgage loans, because of the relatively shorter maturities of deposits. When interest rates are rising, the repricing of a higher volume of interest-bearing liabilities compared to interest-earning assets will result in interest expense increasing more rapidly than interest income, while in a falling interest rate environment net interest income will be benefited. The difference between interest-earning assets and interest-bearing liabilities expressed as a percentage of total assets, is a measure of interest rate risk and is referred to as an institution's interest rate gap. A gap is considered negative if interest-bearing liabilities maturing or repricing in a particular time period exceed interest-earning assets maturing or repricing within the same time period. Management seeks to manage the Bank's interest rate risk exposure by monitoring the levels of interest rate sensitive assets and liabilities while maintaining an acceptable interest rate spread. At December 31, 1997, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same period by $
126.6 million, representing a cumulative one-year gap ratio of a negative 10.4%.

To reduce the potential volatility of the Bank's earnings in a changing interest rate environment, the Bank has sought to manage interest rate risk by investing a substantial part of its assets in relatively short- and medium- term United States Government and agency securities, and in ARM loans and mortgage-backed securities with adjustable interest rates. Of the Bank's total investment of $
1.1 billion in loans and mortgage-backed securities at December 31, 1997, $
555.0 million, or 50.7%, had adjustable interest rates. Another part of the Bank's interest rate risk management strategy has been to extend the maturity of interest-bearing liabilities, including using FHLB advances as a source of funds.

STRONG RETAIL DEPOSIT BASE. The Bank has had a relatively strong retail deposit base drawn from the 21 full-service offices in its market area. At December 31, 1997, 30.4% of its deposit base of $ 872.3 million consisted of core deposits, which included non-interest demand accounts, passbook accounts, NOW accounts, and money market demand deposit accounts. Core deposits are considered to be a more stable and lower cost source of funds than certificates of deposit or outside borrowings. The Bank will continue to emphasize retail deposits by maintaining and seeking to expand its network of full-service offices, providing depositors with a full range of accounts.

CAPITAL STRENGTH. The Bank's total equity at December 31, 1997, was $ 85.6 million. As a result, the Bank's ratio of total equity to total assets was 7.0%. The Bank intends to continue to increase stockholders' equity and maintain adequate capital ratios. As a result of the previously mentioned investment of $
25.0 million by the Company in common stock of the Bank, the Bank's capital and ratio of equity to total assets at December 31, 1997 would have been $ 110.6 million and 8.9%, respectively, on a proforma basis.

RESULTS OF OPERATIONS

The earnings of the Bank depend primarily on its level of net interest income, which is the difference between interest earned on the Bank's interest-earning assets, consisting primarily of mortgage loans, mortgage-backed securities and other investment securities, and the interest paid on interest-bearing liabilities, consisting primarily of deposits. Net interest income is a function of the Bank's interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to interest-bearing liabilities. The Bank's earnings also are affected by its level of operating expenses and service charges as well as other expenses, including employee compensation and benefits, occupancy and equipment costs, and deposit insurance premiums.

GENERAL. The Company had net income of $ 6.4 million, or basic earnings per share of $ .96, for the year ended December 31, 1997. Net income totaled $ 3.6 million, or basic earnings per share of $ .54, and $ 4.8 million, or basic earnings per share of $ .74, for fiscal 1996 and 1995, respectively. The decrease in net income for the year ended December 31, 1996 resulted primarily from the one-time special assessment of $ 3.6 million (approximately $ 2.2 million, after tax) charged against the Bank's income to recapitalize the Savings Association Insurance Fund (SAIF). If this one-time special assessment had not been incurred, basic earnings per share of common stock would have been $ .87 for the year ended December 31, 1996.

INTEREST INCOME. Interest income increased by $ 12.0 million, or 20.0%, to $
72.3 million for the year ended December 31, 1997 from $ 60.2 million for the year ended December 31, 1996. The increase in interest income was principally attributable to an increase in the average balance of interest-earning assets of $ 166.4 million, to $ 943.4 million from $ 777.0 million. The increase in average interest-earning assets was primarily the result of a $ 100.3 million increase in average mortgage loans and a $ 30.1 million increase in average consumer and other loans. Also contributing to this increase was an increase in the average balance of mortgage-backed securities of $ 27.3 million. While the average balance on mortgage-backed securities increased to $ 163.3 million in 1997 from $ 136.0 million in 1996, this was more than offset by a decrease in the average yield on these securities to 6.84% at December 31, 1997 from 7.32% at December 31, 1996.

Interest income on mortgage loans increased by $ 7.6 million, or 17.4%, to $
51.5 million for the year ended December 31, 1997 from $ 43.9 million for the year ended December 31, 1996, primarily because of an increase in the average balance of mortgage loans to $ 660.5 million from $ 560.2 million in 1996. The increase in average loan balances includes, for the month of December, 1997, the effect of acquiring $ 50.9 million of loans in the BankBoynton acquisition. Interest income on consumer and other loans increased by $ 2.8 million in 1997, as compared to 1996. While the average yield on consumer and other loans increased from 9.00% in 1996 to 9.07% in 1997, the principal reason for the increase in interest income was a 66.6% increase in the average balance of such loans in 1997, as compared to 1996. Interest income on mortgage-backed securities increased by $ 1.2 million to $ 11.2 million. The increase in interest income on mortgage-backed securities was caused by an increase in the average balance of such securities by $ 27.3 million to $ 163.3 million which was partially offset by a decrease in the average yield to 6.84% for the year ended December 31, 1997 from 7.32% for the year ended December 31, 1996. Interest income on investment securities decreased by $ 46,000 as a result of a decrease in the average balance of these securities to $ 12.3 million in 1997 compared to $ 12.4 million in 1996. Income from other investments, consisting of interest-earning deposits in other financial institutions and FHLB Stock increased by $ 479,000 to $ 2.0 million for the year ended December 31, 1997 compared to $ 1.5 million in 1996. The increase in income from other investments is due to the average balances of these investments increasing by $ 8.7 million in 1997, or 37.5%, compared to 1996 but were partially offset by a decrease in the average yield to 6.19% for the year ended December 31, 1997 compared to 6.44% for the year ended December 31, 1996.

Interest income increased by $ 6.9 million, or 13.0%, to $ 60.2 million for the year ended December 31, 1996 from $ 53.3 million for the year ended December 31, 1995. The increase in interest income was principally attributable to an increase in the average balance of the Bank's interest-earning assets to $ 777.0 million from $ 699.1 million and an increase in the yield on the Bank's average interest-earning assets to 7.75% from 7.62%. The increase in average interest-earning assets was primarily the result of a $ 95.8 million increase in the average balance of mortgage loans and a $ 19.6 million increase in average consumer and other loans, which was partially offset by declines in average balances of $ 9.4 million in mortgage-backed securities and $ 25.0 million in investment securities.

Interest income on mortgage loans increased by $ 7.6 million, or 21.0%, to $
43.9 million for the year ended December 31, 1996 from $ 36.3 million for the year ended December 31, 1995 primarily because of an increase in the average balance of these loans to $ 560.2 million from $ 464.4 million. Interest income on consumer loans increased by $ 1.7 million in 1996 as compared to 1995. While the average yield on consumer and other loans decreased to 9.00% in 1996 from 9.43% in 1995, this was more than offset by an increase in the average balance of these loans to $ 45.3 million in 1996 from $ 25.7 million in 1995. Interest income on mortgage-backed securities declined by $ 769,000 due mainly to a decrease in the average balance to $ 136.0 million at December 31, 1996 from $
145.4 million at December 31, 1995. Interest income on investment securities decreased by $ 1.3 million. While the average yield on investment securities increased to 6.49% in 1996 from 5.74% in 1995, this was more than offset by a decrease in the average balance of these securities by $ 25.0 million to $ 12.4 million at December 31, 1996 from $ 37.4 million at December 31, 1995.

INTEREST EXPENSE. Interest expense increased by $ 9.5 million or 29.5%, to $
41.6 million for the year ended December 31, 1997 from $ 32.1 million for the year ended December 31, 1996. The increase was attributable to an increase in the average cost of the Bank's deposits to 4.59% from 4.29% and an increase in the average balance of interest-bearing deposits of $ 127.2 million. This increase in average deposit balances includes the effect of the acquisition of $
41.7 million of BankBoynton deposits for the month of December, 1997. The average balance of FHLB advances and other borrowings increased by $ 37.3 million to $ 122.9 million in 1997 compared to $ 85.6 million in 1996. The Bank increased its FHLB advances primarily for liquidity purposes.

Interest expense increased by $ 4.0 million, or 14.4%, to $ 32.1 million for the year ended December 31, 1996 from $ 28.1 million for the year ended December 31, 1995. The increase is due mainly to an increase in the average cost of interest-bearing deposits to 4.29% from 4.12% and an increase in the average balance of interest-bearing deposits to $ 611.0 million for the year ended December 31, 1996 from $ 546.4 million for the same period in 1995. The average balance of FHLB advances and other borrowings increased by $ 5.7 million to $ 85.6 million in 1996 compared to $ 79.9 million in 1995. The Bank increased its FHLB advances primarily for liquidity purposes.

NET INTEREST INCOME. Net interest income increased to $ 30.7 million for the year ended December 31, 1997 from $ 28.1 million for the same period in 1996, representing an increase of $ 2.6 million, or 9.1%. This increase in net interest income resulted from an increase in loans receivable to $ 861.3 million at December 31, 1997 from $ 661.7 million at December 31, 1996. This was partially offset by a decrease in the Bank's average interest rate spread to 2.83% from 3.14% at December 31, 1997 and 1996, respectively.

Net interest income increased by $ 2.9 million, or 11.7%, to $ 28.1 million from $ 25.2 million for the years ended December 31, 1996 and 1995, respectively. The principal reason for this increase in net interest income was an increase in the Bank's loans receivable to $ 661.7 million at December 31, 1996 from $ 532.3 million at December 31, 1995 and an increase in the Bank's average interest rate spread to 3.14% from 3.13%.

PROVISION FOR LOAN LOSSES. The Bank's provision for loan losses increased slightly to $ 170,000 for the year ended December 31, 1997 from $ 164,000 for the year ended December 31, 1996. The Bank's total allowance for loan losses at December 31, 1997 of $ 3.3 million was deemed adequate by management, in light of the risks inherent in the Bank's loan portfolio.

The Bank's provision for loan losses increased to $ 164,000 for the year ended December 31, 1996 compared to a negative $ 210,000 for the year ended December 31, 1995. The 1995 negative provision was principally the result of reversing provisions on two loans based on new appraisals performed during that year, while the 1996 provision reflects more normal circumstances. The provision at December 31, 1996 is deemed adequate by management in light of the Bank's historical loan loss experience.

The financial statements of the Company are prepared in accordance with generally accepted accounting principles and, accordingly, allowances for loan losses are based on management's estimate of the fair value of collateral, as applicable, and the Bank's actual loss experience and standards applied by the OTS and FDIC. The Bank provides both general valuation allowances (for unspecified, potential losses) and specific valuation allowances (for known losses) in its loan portfolio. General valuation allowances are added to the Bank's capital for purposes of computing the Bank's regulatory risk-based capital. The Bank regularly reviews its loan portfolio, including impaired loans, to determine whether any loans require classification or the establishment of appropriate valuation allowances.

OTHER INCOME. Other income for the year ended December 31, 1997 was $ 4.9 million, a $ 34,000 increase when compared to 1996. The increase in other income resulted entirely from an increase in servicing income and other fees of $ 405,000. This increase was offset by decreases in net gain on sale of loans, mortgage-backed securities and investments of $ 323,000 and other miscellaneous income of $ 48,000.

Other income increased by $ 1.9 million, or 61.4%, to $ 4.9 million for the year ended December 31, 1996 from $ 3.0 million for the same period in 1995. This increase in other income was primarily the result of a $ 1.2 million increase in gain on sale of loans, mortgage-backed securities and investments. Also contributing to this increase, were increases in the Bank's fee income and other miscellaneous income of $ 532,000 and $ 113,000, respectively.

OPERATING EXPENSE. Operating expense decreased by $ 2.5 million or 9.3% to $
24.2 million for the year ended December 31, 1997 as compared to the year ended December 31, 1996. This decline is composed of a decrease in federal deposit insurance premium of $ 4.5 million, resulting from the resolution of the SAIF issue through a one-time special assessment charged in the third quarter of 1996, which was partially offset by an increase in all other operating expenses of $ 2.0 million. Employee compensation and benefits represent $ 1.1 million of this increase. Hospitalization costs increased by $ 263,000 while ESOP costs have increased by $ 303,000 due to an increase in the market value of the Company's common stock. The remaining increase in employee compensation and benefits expense of $ 558,000 is principally attributable to additional staffing in the Bank's offices and loan production offices, together with normal salary increases. The Bank's occupancy and equipment cost for the year ended December 31, 1997 increased by $ 260,000 when compared to the same period in 1996. Marketing expense was $ 29,000 more than experienced in 1996. Of the $ 691,000 increase in other operating expense, $ 273,000 was attributable to increased stock costs and legal fees relating to the formation of the Company and the mid-tier reorganization. These increases were only partially offset by an increase in gain on real estate owned of $ 84,000 for the year ended December 31, 1997 compared to the 1996 period.

Operating expense increased by $ 6.3 million, or 30.6%, to $ 26.7 million for the year ended December 31, 1996 from $ 20.4 million for the same period in 1995. Employee compensation and benefits represent $ 2.0 million, or 19.1%, of this increase. This resulted primarily from additional personnel hired for the creation of a legal department and loan production, including employees in the Bank's Loan Production Office (LPO) opened in January, 1996 and the expansion of a branch office in April, 1996. The Bank's occupancy and equipment cost for the year ended December 31, 1996 was $ 456,000 more than experienced in 1995, primarily as a result of opening the LPO office in January, 1996 and operating and upgrading the previously mentioned branch office. Federal deposit insurance premiums increased by $ 3.7 million to $ 4,958,000 for the year ended December 31, 1996 compared to $ 1,279,000 in 1995. This increase resulted from the SAIF one-time special assessment discussed earlier. Other operating expense increased by $ 188,000 for the year ended December 31, 1996 when compared to the 1995. These increases were only partially offset by an increase in gain on real estate owned of $ 98,000 and a decrease in marketing expense of $ 13,000 for the year ended December 31, 1996 compared to 1995.

INCOME TAXES. Federal and state income taxes increased by $ 2.2 million to $ 4.8 million for the year ended December 31, 1997 compared to $ 2.6 million in 1996. This increase was attributable to an increase in income before provision for income tax of $ 5.1 million to $ 11.2 million in 1997 from $ 6.1 million in 1996.

Federal and state income taxes decreased by $ 571,000 to $ 2.6 million for the year ended December 31, 1996 compared to $ 3.1 million for the year ended December 31, 1995. Lower taxes resulted from the decline in income before provision for income taxes to $ 6.1 million in 1996 from $ 7.9 million in 1995.

AVERAGE BALANCE SHEET

The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances.

Management does not believe that the use of month-end balances instead of daily average balances has caused any material difference in the information presented.


AVERAGE BALANCE SHEET
                                                                  FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                              1995                              1996                              1997
===================================================================================================================================
                                 AVERAGE                AVERAGE     AVERAGE               AVERAGE     AVERAGE               AVERAGE
                                 BALANCE     INTEREST    YIELD/     BALANCE    INTEREST    YIELD/     BALANCE    INTEREST    YIELD/
                                                          COST                              COST                              COST
 ===================================================================================================================================
                                                                     (DOLLARS IN THOUSANDS)
 Interest-earning assets:
      Mortgage loans............  $464,392    $36,296      7.82%    $560,233    $43,923      7.84%    $660,537    $51,545      7.80%
      Consumer and other
       loans....................    25,696      2,421      9.43%      45,274      4,074      9.00%      75,412      6,841      9.07%
      Mortgage-backed
       securities...............   145,405     10,718      7.37%     135,973      9,949      7.32%     163,250     11,159      6.84%
      Investment securities.....    37,380      2,144      5.74%      12,391        804      6.49%      12,337        758      6.14%
      Other investments (1).....    26,225      1,682      6.41%      23,139      1,490      6.44%      31,809      1,969      6.19%
                                  --------    -------               --------    -------               --------    -------
         Total
          interest-earning
          assets................   699,098     53,261      7.62%     777,010     60,240      7.75%     943,345     72,272      7.66%
Non-interest-earning assets.....    42,679                            47,015                            52,183
                                  --------                          --------                          --------
         Total assets...........  $741,777                          $824,025                          $995,528
                                  ========                          ========                          ========

Interest-bearing liabilities:
      Deposits..................  $546,453    $22,515      4.12%    $611,031    $26,239      4.29%    $738,219    $33,856      4.59%
      Borrowed funds............    79,905      5,580      6.98%      85,608      5,892      6.88%     122,898      7,750      6.31%
                                  --------    -------               --------    -------               --------    -------
         Total
          interest-bearing
          liabilities...........   626,358     28,095      4.49%     696,639     32,131      4.61%     861,117     41,606      4.83%
                                              -------                           -------                           -------
Non-interest-bearing
 liabilities....................    38,063                            46,047                            50,194
                                  --------                          --------                          --------
         Total liabilities......   664,421                           742,686                           911,311
Net worth.......................    77,356                            81,339                            84,217
                                  --------                          --------                          --------
         Total liabilities
          and net worth.........  $741,777                          $824,025                          $995,528
                                  ========                          ========                          ========
Net interest income.............              $25,166                           $28,109                           $30,666
                                              =======                           =======                           =======
Net interest rate spread (2)....                           3.13%                             3.14%                             2.83%
                                                         ======                            ======                            ======
Net yield on interest-earning
 assets (3).....................                           3.60%                             3.62%                             3.25%
                                                         ======                            ======                            ======

Ratio of average interest-
 earning assets to average
 interest-bearing
 liabilities....................              111.61%                           111.54%                           109.55%
                                              ======                            ======                            ======

  (1)  Includes interest-bearing deposits in other financial institutions and FHLB stock.
  (2)  Net interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
  (3)  Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

The following table shows the yields on interest earning assets and interest bearing liabilities as of the dates indicated.

                                                    ------------------------------------------------------------------
                                                             AT DECEMBER 31, 1996           AT DECEMBER 31, 1997
                                                    ==================================================================
                                                           ACTUAL                         ACTUAL
                                                           BALANCE        YIELD/COST      BALANCE        YIELD/COST
                                                    ==================================================================
                                                                           (DOLLARS IN THOUSANDS)

 Interest-earning assets:
       Mortgage loans............................          $604,614           7.88%     $  759,212          7.85%
       Consumer and other loans..................            57,086           8.64%        102,045          8.95%
       Mortgage-backed securities................           123,599           7.29%        234,132          7.11%
       Investment securities.....................             8,465           6.30%         16,077          6.16%
       Other investments (1).....................            33,275           5.58%         45,643          6.34%
                                                           --------                     ----------
          Total interest-earning assets..........           827,039           7.74%      1,157,109          7.71%
Non-interest-earning assets......................            46,523                         63,158
                                                           --------                     ----------
          Total assets...........................          $873,562                     $1,220,267
                                                           ========                     ==========

Interest-bearing liabilities:
       Deposits..................................          $668,312           4.26%     $  836,452          4.50%
       Borrowed funds............................            83,621           6.76%        242,871          6.42%
                                                           --------                     ----------
          Total interest-bearing liabilities.....           751,933           4.54%      1,079,323          4.93%
Non-interest-bearing liabilities.................            39,906                         53,557
                                                           --------                     ----------
          Total liabilities......................           791,839                      1,132,880
Net worth........................................            81,723                         87,387
                                                           --------                     ----------
          Total liabilities and net worth........          $873,562                     $1,220,267
                                                           ========                     ==========

Net interest rate spread.........................                             3.20%                         2.78%
                                                                              ====                          ====

(1) Includes interest-bearing deposits in other financial institutions and FHLB stock.

RATE VOLUME ANALYSIS

The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in average volume (changes in average volume multiplied by old rate); (ii) changes in rate (change in rate multiplied by old average volume); and (iii) the net change.

                                                                         YEARS ENDED DECEMBER 31,
                             -------------------------------------------------------------------------------------------------------
                                               1996 VS. 1995                                   1997 VS. 1996
                                ----------------------------------------------------------------------------------------------------
                                         INCREASE/(DECREASE)                                INCREASE/(DECREASE)
                                               DUE TO                                             DUE TO
                                ---------------------------------     TOTAL      --------------------------------------    TOTAL
                                                         RATE/       INCREASE                                 RATE/       INCREASE
                                  VOLUME       RATE      VOLUME     (DECREASE)      VOLUME        RATE        VOLUME     (DECREASE)
                                ----------------------------------------------------------------------------------------------------
                                                                              (IN THOUSANDS)
INTEREST  INCOME:
 Mortgage loans.................   $ 7,491      $ 113       $  23      $ 7,627      $ 7,864      $  (205)       $ (37)      $ 7,622
 Consumer and other loans.......     1,845       (109)        (83)       1,653        2,712           33           22         2,767
 Mortgage-backed securities.....      (695)       (79)          5         (769)       1,996         (655)        (131)        1,210
 Investment securities..........    (1,433)       281        (188)      (1,340)          (4)         (42)          --           (46)
 Other investments..............      (198)         7          (1)        (192)         559          (58)         (22)          479
                                   -------      -----       -----      -------      -------      -------        -----       -------

 Total interest-earning assets..     7,010        213        (244)       6,979       13,127         (927)        (168)       12,032
                                   -------      -----       -----      -------      -------      -------        -----       -------

INTEREST EXPENSE:
 Deposits.......................     2,661        951         112        3,724        5,462        1,784          371         7,617
 Borrowed funds.................       398        (81)         (5)         312        2,566         (493)        (215)        1,858
                                   -------      -----       -----      -------      -------      -------        -----       -------

 Total interest-bearing
  liabilities...................     3,059        870         107        4,036        8,028        1,291          156         9,475
                                   -------      -----       -----      -------      -------      -------        -----       -------
Change in net interest income...   $ 3,951      $(657)      $(351)     $ 2,943      $ 5,099      $(2,218)       $(324)      $ 2,557
                                   =======      =====       =====      =======      =======      =======        =====       =======

ASSET AND LIABILITY  MANAGEMENT - INTEREST RATE SENSITIVITY ANALYSIS

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets and interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to positively affect net interest income. Similarly, during a period of falling interest rates, a negative gap would tend to positively affect net interest income while a positive gap would tend to adversely affect net interest income.

The Bank's policy in recent years has been to reduce its exposure to interest rate risk generally by better matching the maturities of its interest rate sensitive assets and liabilities and by originating ARM loans and other adjustable rate or short-term loans, as well as by purchasing short-term investments. However, particularly in a low interest rate environment borrowers, typically prefer fixed rate loans to ARM loans. The Bank seeks to lengthen the maturities of its deposits by promoting longer-term certificates. The Bank does not solicit high-rate jumbo certificates or brokered funds.

At December 31, 1997, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same period by $ 126.6 million, representing a cumulative one-year gap ratio of a negative 10.4%. The Bank has an Asset-Liability Management Committee which is responsible for reviewing the Bank's assets and liability policies. The Committee meets weekly and reports monthly to the Board of Directors on interest rate risks and trends, as well as liquidity and capital ratio requirements.

GAP TABLE

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1997, which are expected to reprice or mature, based upon certain assumptions, in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown that reprice or mature during a particular period were determined in accordance with the earlier of the term of repricing or the contractual terms of the asset or liability. The Bank has assumed that its passbook savings, interest-bearing NOW, and money market accounts, which totaled $ 265.3 million at December 31, 1997, are withdrawn at the annual percentage rates set forth in the table on the next page. For information regarding the contractual maturities of the Bank's loans, investments, and deposits, see Notes to Consolidated Financial Statements.


                                                                          AMOUNTS MATURING OR REPRICING
                                 ---------------------------------------------------------------------------------------------------
                                 WITHIN 3                     6 MONTHS TO
                                 MONTHS        3-6 MONTHS       1 YEAR       1-3 YEARS      3-5 YEARS    OVER 5 YEARS     TOTAL
                                 ===================================================================================================
                                                                             (DOLLARS IN THOUSANDS)
 Interest-earning assets:
 Real estate loans:
   Residential one- to
    four-family:
     Current market index ARMs.. $ 41,894        $ 28,619      $  40,366       $ 88,322      $  28,928      $  8,916     $  237,045
     Lagging market index ARMs..   29,025          23,480         32,090         10,084            627            --         95,306
     Fixed rate.................   31,846          15,873         25,776         84,814         65,014       153,750        377,073
   Commercial and multi-family:
     ARMs.......................   27,923           8,053         13,206          8,630          1,259            --         59,071
     Fixed rate.................    5,709           1,101          1,572          2,540            547           142         11,611
 Consumer and commercial
  business......................   32,700          12,257         18,090         14,825          2,889           344         81,105
 Investment securities..........   33,188              --            660         15,339             --            --         49,187
 FHLB stock.....................   11,955              --             --             --             --            --         11,955
 Mortgage-backed securities:
   Adjustable...................   82,484          15,054             --             --             --            --         97,538
   Fixed........................    5,276           5,079          9,611         33,709         23,441        54,051        131,167
                                 --------        --------      ---------       --------      ---------      --------     ----------
       Total
        interest-earning
        assets (1)..............  302,000         109,516        141,371        258,263        122,705       217,203      1,151,058
                                 --------        --------      ---------       --------      ---------      --------     ----------
Non interest-bearing
 liabilities:
 Non interest-bearing
  deposits......................    3,357           3,357          6,714         13,677          5,365         3,463         35,933
                                 --------        --------      ---------       --------      ---------      --------     ----------
Interest-bearing liabilities:
 Passbook accounts..............   47,704          16,185         32,372          2,448          1,769         4,605        105,083
 NOW accounts...................   12,468          12,024         24,048         11,407          7,536        14,670         82,153
 Money market accounts..........   13,614           5,766         11,530          7,205          2,809         1,796         42,720
 Certificate accounts...........  149,991          87,408        193,822        141,125         34,636           101        607,083
 Borrowed funds.................   50,077           3,012          6,070         49,246        133,157         1,312        242,874
                                 --------        --------      ---------       --------      ---------      --------     ----------
       Total
        interest-bearing
        liabilities.............  273,854         124,395        267,842        211,431        179,907        22,484      1,079,913
                                 --------        --------      ---------       --------      ---------      --------     ----------
Interest sensitivity gap........ $ 24,789        $(18,236)     $(133,185)      $ 33,155      $ (62,567)     $191,256     $   35,212
                                 ========        ========      =========       ========      =========      ========     ==========
Cumulative
 interest-sensitive gap......... $ 24,789        $  6,553      $(126,632)      $(93,477)     $(156,044)     $ 35,212     $   35,212
                                 ========        ========      =========       ========      =========      ========     ==========
Cumulative interest
 sensitivity gap to
 total assets...................     2.03%           0.54%       (10.38)%        (7.66)%       (12.79)%         2.89%          2.89%
                                 ========        ========      =========       ========      =========      ========     ==========
Cumulative ratio of
 interest-earning
 assets to interest-bearing
 liabilities....................   110.28%         103.33%         83.00%         92.44%         88.31%       106.59%        106.59%
                                 ========        ========      =========       ========      =========      ========     ==========

(1) The above table shows expected cash flows within the time periods presented. Accordingly, the balances do not reflect adjustments for premiums, discounts, and market value adjustments.

In preparing the table above, the Bank's prepayment rates for its loans are based on the most recent assumptions used by the OTS as of December 31, 1997. The OTS assumptions could vary substantially from the actual prepayment rates experienced by the Bank. The assumptions are as follows:

                                                ANNUAL
                                             PREPAYMENT
                  TYPE                           RATE
--------------------------------------------------------

ARM loans-current market index                   11%-24%
ARM loans-lagging market index                   11%-24%
Fixed-rate one- to four-family loans
 with maturities
 equal to or greater than five years:
 Below 7% interest rate                               7%
 7.00% to 7.99%                                       9%
 8.00% to 8.99%                                      12%
 9.00% to 9.99%                                      18%
 10.00% and over                                     29%
Mortgage-backed and related securities
 with maturities
 equal to or greater than five years:
 Below 7% interest rate                               8%
 7.00% to 7.99%                                      10%
 8.00% to 8.99%                                      14%
 9.00% to 9.99%                                      23%
 10.00% and over                                     33%
Other residential and all non-residential loans  10%-47%

Decay rates indicate an assumed annual rate at which an interest-bearing liability will be withdrawn in favor of an account with a more favorable interest rate. Decay rates have been assumed for demand deposits, NOW accounts, passbook and money market deposits. The following decay rates are based on the most recent assumptions used by the OTS as of December 31, 1997.

                                                 6 MONTHS     1 YEAR    3 YEARS     5 YEARS
                                                  THROUGH    THROUGH    THROUGH     THROUGH    OVER 10
                                   0-6 MONTHS     1 YEAR     3 YEARS    5 YEARS    10 YEARS     YEARS
                                ----------------------------------------------------------------------
NOW accounts                               59%         59%        19%        19%         19%        19%
Passbook, club accounts                    88%         88%        15%        15%         15%        15%
Money market deposit accounts              66%         66%        38%        38%         38%        38%

The above assumptions are annual percentages based on remaining balances and should not be regarded as indicative of the actual prepayments and withdrawals that may be experienced by the Bank in any given period. Moreover, certain shortcomings are inherent in the analysis presented by the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, interest rates on certain types of assets and liabilities may fluctuate in advance of or lag behind changes in market interest rates. Additionally, certain assets, such as ARM loans, have features that restrict changes in interest rates on a short-term basis and over the life of the assets. Moreover, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. For information regarding the contractual maturities of the Bank's loans, investments, and deposits, see Notes to Consolidated Financial Statements.

Under OTS risk-based capital regulations, savings associations are required to calculate the market value of their portfolio equity (MVPE). These calculations are based upon data concerning interest-earning assets, interest-bearing liabilities and other rate sensitive assets and liabilities provided to the OTS on schedule CMR of the quarterly Thrift Financial Report. Commencing March 31, 1994, for purposes of measuring interest rate risk, the OTS began using the MVPE calculations which essentially discount the cash flows from an institution's assets and liabilities to present value, using current market rates.

The amendments to the risk-based capital regulations require institutions to hold additional risk-based capital in an amount equal to one-half the amount an institution's interest rate risk exceeds the normal amount of interest rate risk. Normal interest rate risk is defined as 2% of the MVPE at static interest rates. If, after applying a rate shock of 200 basis points ("bp") (one basis point equals .01%) of either a decline or increase in rates, the resultant negative change in MVPE exceeds 2% of MVPE at static interest rates, an institution is deemed to have excess interest rate risk. At December 31, 1997, the Bank was not required to hold additional risk-based capital for interest rate risk-purposes.

LIQUIDITY AND CAPITAL RESOURCES

The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 4.0%. The Bank's liquidity ratio averaged 5.91% during the month of December 1997 and 6.15% during the month of December 1996. Liquidity ratios averaged 7.05% and 6.78% for the years ended December 31, 1997 and 1996, respectively. The Bank adjusts its liquidity levels in order to meet funding needs of deposit outflows, payment of real estate taxes on mortgage loans, repayment of borrowings and loan commitments. The Bank also adjusts liquidity as appropriate to meet its asset and liability management objectives.

The Bank's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, and earnings and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Bank manages the pricing of its deposits to maintain a desired deposit balance. In addition, the Bank invests excess funds in short-term interest-earning and other assets, which provide liquidity to meet lending requirements. Short-term interest-bearing deposits with the FHLB of Atlanta amounted to $ 32.4 million and $ 27.0 million at December 31, 1997 and 1996, respectively. Other assets qualifying for liquidity outstanding at December 31, 1997, and 1996, amounted to $ 24.8 million and $ 19.8 million, respectively. For additional information about cash flows from the Bank's operating, financing, and investing activities, see Consolidated Statements of Cash Flows included in the Financial Statements.

A major portion of the Bank's liquidity consists of cash and cash equivalents, which are a product of its operating, investing and financing activities. The primary sources of cash were net income, principal repayments on loans and mortgage-backed securities, and increases in deposit accounts along with advances from the Federal Home Loan Bank.

Liquidity management is both a daily and long-term function of business management. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB which provide an additional source of funds. At December 31, 1997, the Bank had $ 239.1 million in advances from the FHLB. The Bank engages in borrowing from the FHLB in order to reduce interest rate risk, and for liquidity purposes.

At December 31, 1997, the Bank had outstanding loan commitments of $ 44.7 million to originate and/or purchase mortgage loans. This amount does not include the unfunded portion of loans in process. Certificates of deposit scheduled to mature in less than one year at December 31, 1997, totaled $ 387.5 million. Based on prior experience, management believes that a significant portion of such deposits will remain with the Bank, although there can be no assurance that the deposits will remain with the Bank and their rates could increase.

CHANGES IN FINANCIAL CONDITION

During 1997, the Company's assets increased by $ 346.7 million. Investment in mortgage-backed securities increased by $ 110.5 million, while loans receivable increased in the amount of $ 199.6 million. Cash and cash equivalents increased by $ 13.4 million. In addition, the Bank increased its investment in Federal Home Loan Bank stock by $ 5.8 million, increased its investment in office properties and equipment, primarily for new office sites, by $ 3.3 million, while all other assets increased by $ 14.1 million. The Bank continued to experience deposit inflows during 1997 of $ 177.6 million, principally as a result of continued aggressive pricing of its certificates of deposit, which together with an increase in equity, net of the change in unrealized increase in fair value of assets available for sale, of $ 5.0 million and additional borrowings from the Federal Home Loan Bank of $ 156.6 million, provided the principal funds for the Company's asset growth.

During 1996, the Bank's assets increased by $ 93.9 million. Loans receivable increased in the amount of $ 129.4 million. Cash and cash equivalents also increased by $ 17.5 million. These increases were partially offset by a decline of $ 54.7 million in assets available for sale. Of this decrease, $ 19.5 million resulted from the sale of mortgage-backed securities. The Bank experienced deposit inflows during 1996 of $ 99.5 million, as a result of commencement of a more aggressive pricing of its certificates of deposit, which together with an increase in equity, net of the change in unrealized increase in fair value of assets available for sale, of $ 2.3 million, provided the principal funds for growth.

YEAR 2000 ISSUE

The Bank formed a Year 2000 Committee in March 1997, which meets regularly to review the Bank's plan to achieve compliance with the issues associated with the year 2000 and progress to date and report such progress to the Board of Directors. The Bank's Year 2000 Project Plan includes five phases; assessment, evaluation, renovation, validation and implementation. While in some instances the Bank is in the final stages of assessment, certain applications are in the renovation and validation stages. Management of the Bank believes all "mission critical" applications have been identified. To the extent application suppliers assert their applications are year 2000 ready, the Bank is currently validating their claims, while working toward solutions with others. While most improvements would have been implemented over the next three to five years, management has concluded that the cost of modernizing the Bank's computer hardware and software, on an accelerated basis, will cost approximately $ 2.3 million. These costs are expected to be capitalized and expensed in conformity with generally accepted accounting principles.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

In June 1996, FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement, which amends SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," supersedes SFAS No. 122, "Accounting for Mortgage Servicing Rights." This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 requires that servicing assets and liabilities be subsequently measured by (a) amortization in proportion to and over the period of estimated net servicing income or loss and (b) assessment for asset impairment or increased obligation based on their fair values. SFAS No. 125 also requires that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets and their obligation to return them in certain circumstances in which the secured party has taken control of those assets. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. During the year ended December 31, 1997, the Company sold $ 9.6 million of loans and retained the loan servicing rights. The gain on the sale was determined in accordance with SFAS No. 125.

In February 1997, FASB issued SFAS No. 128, "Earnings per Share." This statement simplifies the standards for computing earnings per share previously required under Accounting Principles Board ("APB") Opinion No. 15, "Earnings Per Share," and makes the computation comparable to international EPS standards. Basic EPS (formerly primary EPS) excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997 and requires restatement of all prior period EPS data presented. The Company implemented SFAS 128 effective December 31, 1997 and restated all prior period EPS data, as required.

In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income," which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from non-owner sources; and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. Adoption of these statements will not impact the Company's consolidated financial position, results of operations or cash flows, and any effect will be limited to the form and content of its disclosures. Both statements are effective for fiscal years beginning after December 15, 1997, with earlier application permitted. The Company will adopt these promulgations and implement them as required.

INDEPENDENT AUDITORS' REPORT

Board of Directors of
Fidelity Bankshares, Inc.:

We have audited the accompanying consolidated statements of financial position of Fidelity Bankshares, Inc. (the "Company") and its wholly owned subsidiary, Fidelity Federal Savings Bank of Florida, as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fidelity Bankshares, Inc. and subsidiary at December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



Certified Public Accountants
West Palm Beach, FL
February 20, 1998


CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AT DECEMBER 31, 1996 AND 1997
-----------------------------------------------------------------------------------------------------

                                                                                 1996          1997
                                                                              ========================
                                                                                  (IN THOUSANDS)
ASSETS
CASH AND CASH EQUIVALENTS:
   Cash and amounts due from depository institutions.....................      $ 15,293     $   22,136
   Interest-bearing deposits.............................................        27,127         33,688
                                                                               --------     ----------
       Total cash and cash equivalents (Notes 1, 21).....................        42,420         55,824
ASSETS AVAILABLE FOR SALE (At Fair Value):
   (Notes 1, 2, 3, 21)
   Government and agency securities......................................         8,465         16,077
   Mortgage-backed securities............................................       123,599        234,132
                                                                               --------     ----------
       Total assets available for sale...................................       132,064        250,209
LOANS RECEIVABLE, Net of allowance for loan losses - 1996, $2,263;
   1997, $3,294 (Notes 1, 4, 21).........................................       661,700        861,257
OFFICE PROPERTIES AND EQUIPMENT, Net (Notes 1, 5)........................        18,092         21,440
FEDERAL HOME LOAN BANK STOCK, At cost....................................         6,148         11,955
REAL ESTATE OWNED, Net (Notes 1, 6)......................................            93            967
ACCRUED INTEREST RECEIVABLE (Note 7).....................................         4,614          6,404
OTHER ASSETS (Notes 1, 11)...............................................         8,431         12,211
                                                                               --------     ----------
TOTAL ASSETS.............................................................      $873,562     $1,220,267
                                                                               ========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
DEPOSITS (Notes 8, 21)...................................................      $694,718     $  872,340
OTHER BORROWED FUNDS.....................................................            --          3,780
ADVANCES FROM FEDERAL HOME LOAN BANK (Note 9)............................        82,517        239,091
ESOP LOAN (Notes 10, 21).................................................         1,104             --
ADVANCES BY BORROWERS FOR TAXES AND INSURANCE............................         2,448          2,783
DRAFTS PAYABLE (Note 1)..................................................         2,957          5,349
OTHER LIABILITIES (Notes 1, 12)..........................................         7,209          9,038
DEFERRED INCOME TAXES (Notes 1, 11)......................................           886            499
                                                                               --------     ----------
   TOTAL LIABILITIES.....................................................       791,839      1,132,880
                                                                               --------     ----------
COMMITMENTS AND CONTINGENCIES (Notes 1, 16, 19, 21)

STOCKHOLDERS' EQUITY (Notes 1, 11, 12, 13, 14, 18):
PREFERRED STOCK, 2,000,000 shares authorized, none issued................            --             --
COMMON STOCK ($.10 par value) 8,200,000 authorized shares:
   outstanding 6,744,689 and 6,784,958 at December 31, 1996
   and 1997, respectively................................................           675            678
ADDITIONAL PAID IN CAPITAL...............................................        37,397         38,347
RETAINED EARNINGS - substantially restricted.............................        44,184         47,943
COMMON STOCK PURCHASED BY:
   Employee stock ownership plan.........................................        (1,315)          (986)
NET UNREALIZED INCREASE IN FAIR VALUE OF ASSETS
 AVAILABLE FOR SALE
   (Net of applicable income taxes) (Notes 1, 2, 3)......................           782          1,405
                                                                               --------     ----------
   TOTAL STOCKHOLDERS' EQUITY............................................        81,723         87,387
                                                                               --------     ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...............................      $873,562     $1,220,267
                                                                               ========     ==========

See Notes to Consolidated Financial Statements.


CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
-----------------------------------------------------------------------------------

                                               1995         1996           1997
                                           ====================================
                                                       (IN THOUSANDS)
 Interest income:
  Loans..................................   $38,717     $ 47,997     $   58,386
  Investment securities..................     2,144          804            758
  Other investments......................     1,682        1,490          1,969
  Mortgage-backed securities.............    10,718        9,949         11,159
                                            -------     --------     ----------
    Total interest income................    53,261       60,240         72,272
                                            -------     --------     ----------
Interest expense:
 Deposits (Note 8)......................     22,515       26,239         33,856
 Advances from Federal Home Loan Bank...      5,580        5,892          7,750
  and other borrowings..................    -------     --------     ----------
   Total interest expense...............     28,095       32,131         41,606
                                            -------     --------     ----------

Net interest income.....................     25,166       28,109         30,666

Provision for loan losses (Note 4)......       (210)         164            170
                                            -------     --------     ----------

Net interest income after provision for
 loan losses............................     25,376       27,945         30,496
                                            -------     --------     ----------
Other income:
 Servicing income and other fees........      2,669        3,201          3,606
 Net gain on sale of loans,
  mortgage-backed securities and
  investments...........................          5        1,215            892
 Miscellaneous..........................        347          460            412
                                            -------     --------     ----------
   Total other income...................      3,021        4,876          4,910
                                            -------     --------     ----------
Operating expense:
 Employee compensation and benefits.....     10,728       12,776         13,900
 Occupancy and equipment................      4,192        4,648          4,908
 Loss (gain) on real estate owned.......         29          (69)          (153)
 Marketing..............................        617          604            633
 Federal deposit insurance premium......      1,279        4,958            464
 Miscellaneous..........................      3,604        3,792          4,483
                                            -------     --------     ----------
   Total operating expense..............     20,449       26,709         24,235
                                            -------     --------     ----------

Income before provision for income
 taxes..................................      7,948        6,112         11,171
                                            -------     --------     ----------
Provision (benefit) for income taxes:
 (Note 11)
 Current................................      3,194        3,417          5,573
 Deferred...............................        (61)        (855)          (820)
                                            -------     --------     ----------
   Total provision for income taxes.....      3,133        2,562          4,753
                                            -------     --------     ----------

     Net income.........................    $ 4,815     $  3,550     $    6,418
                                            =======     ========     ==========

Earnings per share: (Note 20)
 Basic..................................    $   .74     $    .54     $      .96
                                            =======     ========     ==========
 Diluted................................    $   .73     $    .53     $      .95
                                            =======     ========     ==========

See Notes to Consolidated Financial Statements.


CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                              NET
                                                                                                            UNREALIZED
                                                                                                            INCREASE
                                                                                                            (DECREASE)
                                                                                                             IN FAIR
                                                                  RETAINED       EMPLOYEE    RECOGNITION     VALUE OF
                                                    ADDITIONAL    EARNINGS        STOCK          AND          ASSETS
                                            COMMON   PAID IN    SUBSTANTILLY    OWNERSHIP     RETENTION      AVAILABLE
                                            STOCK    CAPITAL     RESTRICTED       PLAN          PLAN         FOR SALE       TOTAL
                                           ========================================================================================
                                                                           (IN THOUSANDS)
Balance - December 31, 1994..............   $609    $26,836     $50,088        $(1,656)        $(608)      $  (865)      $74,404

Net Income for the year ended
   December 31, 1995.....................     --         --       4,815             --           --             --         4,815
Stock Options exercised (Note 13)........      3        342          --             --           --             --           345
Common Stock retired.....................     (1)      (327)         --             --           --             --          (328)
Effect of Reclassification of assets
   held to maturity to available for
   sale, net of taxes....................     --         --          --             --           --          2,253         2,253
Recognition of unrealized increase
  fair value of assets available
  for sale, net of income taxes,
  pursuant to SFAS 115...................     --         --          --             --           --          1,196         1,196
Amortization of deferred compensation -
   Employee Stock Ownership Plan and
   Recognition and Retention Plan........     --        109          --            289          328             --           726
Refund of Reorganization costs...........     --         13          --             --           --             --            13
Distribution of 10% Stock dividend.......     61     10,197      (9,981)          (277)          --             --            --
Cash dividends declared..................     --         --      (2,158)            --           --             --        (2,158)
                                         -----------------------------------------------------------------------------------------
Balance - December 31, 1995..............    672     37,170      42,764        (1,644)         (280)         2,584        81,266

Net Income for the year ended
   December 31, 1996.....................     --         --       3,550             --           --             --         3,550
Stock Options exercised (Note 13)........      5        387          --             --           --             --           392
Common Stock retired.....................     (2)      (285)         --             --           --             --          (287)
Recognition of unrealized decrease in
   fair vales of assets available for
   sale, net of income taxes, pursuant
   to SFAS 115...........................     --         --          --             --           --         (1,802)       (1,802)
Amortization of deferred compensation -
   Employee Stock Ownership Plan and
   Recognition and Retention Plan........     --        125          --            329          280             --           734
Cash dividends declared..................     --         --      (2,130)            --           --             --        (2,130)
                                         -----------------------------------------------------------------------------------------
Balance - December 31, 1996..............    675     37,397      44,184         (1,315)           --            782        81,723

Net Income for the year ended
 December 31, 1997.......................     --         --       6,418             --           --             --         6,418
Stock Options exercised (Note 13)........      4        525          --             --           --             --           529
Common Stock retired.....................     (1)      (142)         --             --           --             --          (143)
Recognition of unrealized increase in
  fair value of assets available for
  sale, net of income taxes, pursuant
  to SFAS 115............................     --         --          --             --           --            623           623
Amortization of deferred compensation -
   Employee Stock Ownership Plan.........     --        567          --            329           --             --           896
Cash dividends declared..................     --         --      (2,659)            --           --             --        (2,659)
                                         ------------------------------------------------------------------------------------------
Balance - December 31, 1997..............   $678    $38,347     $47,943        $  (986)       $  --          $1,405      $87,387
                                         ==========================================================================================

See Notes to Consolidated Financial Statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
----------------------------------------------------------------------------------------------------
                                                           1995         1996         1997
                                                         =================================
                                                                  (IN THOUSANDS)
CASH FLOWS FROM (FOR) OPERATING ACTIVITIES:
Net Income..........................................     $ 4,815      $ 3,550    $   6,418
Adjustments to reconcile net income to
 net cash provided by (used for)
 operating activities:
 Depreciation and amortization......................       1,108        1,238        1,258
 ESOP and Recognition and Retention Plan
  compensation expense..............................         726          734          765
 Accretion of discounts, amortization
  of premiums, and other deferred yield items.......      (1,018)      (1,122)        (731)
 Provision for loan losses..........................        (210)         164          170
 Provisions for losses and net (gains)
  losses on sales of real estate owned..............         (29)        (110)        (189)
 Net (gain) loss on sale of:
   Loans............................................         (17)        (340)        (190)
   Investment securities............................          12           --           --
   Mortgage-backed securities.......................          --         (875)          --
   Other assets.....................................          --           --         (702)
(Increase) decrease in accrued interest
 receivable.........................................        (525)          13       (1,507)
(Increase) decrease in other assets.................        (446)         165       (3,409)
Increase (decrease) in drafts payable...............       1,170         (706)       2,392
Increase (decrease) in deferred income
 taxes..............................................       2,145       (1,974)        (387)
Increase (decrease) in other liabilities............       1,681         (321)         661
                                                        --------    ---------    ---------
   Net cash from operating activities...............       9,412          416        4,549
                                                        --------    ---------    ---------
CASH FLOW FROM (FOR) INVESTING ACTIVITIES:
Loan originations and principal payments on
 loans..............................................     (66,196)    (124,601)    (125,911)
Principal payments received on mortgage-backed
 securities.........................................      17,796       23,608       22,325
Purchases of:
 Loans..............................................     (12,398)     (21,153)     (35,647)
 Mortgage-backed securities.........................     (45,625)      (9,962)    (131,956)
 Investment securities..............................     (22,318)     (10,029)     (13,566)
 Federal Home Loan Bank stock.......................          --           --       (5,283)
 Office properties and equipment....................      (2,116)      (3,985)      (4,724)
Proceeds from sales of:
 Loans..............................................       2,914       17,357       11,824
 Investment securities available for sale...........       5,981           --           --
 Real estate acquired in settlement of
  loans and held for investment.....................       1,318        1,195        1,647
 Mortgage-backed securities available for sale......          --       20,516           --
 Office properties and equipment....................          67           --           --
 Other assets.......................................          --           --          798
Proceeds from maturities of investment
 securities.........................................      41,000       28,490        7,000
Cash used to purchase BankBoynton, a Federal
 Savings Bank, net of cash received relating to
 purchase...........................................          --           --       (4,367)
Other...............................................      (2,323)       1,147        2,321
                                                        --------    ---------    ---------
   Net cash used for investing
    activities......................................     (81,900)     (77,417)    (275,539)
                                                        --------    ---------    ---------
CASH FLOW FROM (FOR) FINANCING ACTIVITIES:
Common stock options exercised......................         100          105          308
Cash dividends paid.................................      (2,106)      (1,971)      (2,566)
Net increase (decrease) in:
 NOW accounts, demand deposits and savings
  accounts..........................................     (18,826)       8,046       27,858
 Certificates of deposit............................      75,771       91,492      108,033
 Other borrowed funds...............................          --           --        3,780
 Advances from Federal Home Loan Bank...............      (1,490)      (2,652)     147,874
 ESOP Loan..........................................        (280)        (276)      (1,104)
 Advances by borrowers for taxes and insurance......         (56)        (286)         211
                                                        --------    ---------    ---------
   Net cash from financing activities...............      53,113       94,458      284,394
                                                        --------    ---------    ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS........................................     (19,375)      17,457       13,404
CASH AND CASH EQUIVALENTS, Beginning of year........      44,338       24,963       42,420
                                                        --------    ---------    ---------
CASH AND CASH EQUIVALENTS, End of year..............    $ 24,963    $  42,420    $  55,824
                                                        ========    =========    =========

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
-------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fidelity Bankshares, Inc. ("the Company") became the parent of Fidelity Federal Savings Bank of Florida ("the Bank") on January 29, 1997, as a result of a tax-free reorganization, accounted for in the same manner as a pooling of interests merger (See Note 18). Consequently, the Bank is now a wholly-owned subsidiary of the Company.

The accounting and reporting policies of the Company and its subsidiary conform, in all material respects, to generally accepted accounting principles. The following summarizes the more significant of these policies:

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company, the Bank and the Bank's wholly-owned subsidiary, Fidelity Realty and Appraisal Services, Inc. ("FRAS"). All significant intercompany balances and transactions have been eliminated. Neither the Bank nor its subsidiary are or have been involved in any joint ventures during any periods presented.

FRAS, principally, performs appraisals for and sells real estate owned by the Bank.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS - For presentation purposes in both the consolidated statements of financial position and the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

ASSETS AVAILABLE FOR SALE - Securities available for sale are carried at fair value, based upon market quotations. Deferred income taxes are provided on any unrealized appreciation or decline in value. Such appreciation or decline in value, net of deferred taxes is reflected as an adjustment of equity. Gain or loss on sale of such securities is based on the specific identification method. Debt securities are classified as either available for sale or held for investment based on management's intent.

INTEREST RATE RISK - The Bank is engaged principally in providing first mortgage loans (both adjustable rate and fixed rate mortgage loans) to individuals (See
Note 4 for the composition of the mortgage loan portfolio at December 31, 1996 and 1997). Mortgage loans and investment securities are funded primarily with short-term liabilities which have interest rates that vary with market rates over time. Net interest income and the market value of net interest-earning assets will fluctuate based on changes in interest rates and changes in the levels of interest-sensitive assets and liabilities. The actual duration of interest-earning assets and interest-bearing liabilities may differ significantly from the stated duration as a result of prepayment, early withdrawals, and similar factors.

PROVISIONS FOR LOAN LOSSES - Provisions for loan losses, which increase the allowance for loan losses, are established by charges to income. Such allowance represents the amounts which, in management's judgment, are adequate to absorb charge-offs of existing loans which may become uncollectible. The adequacy of the allowance is determined by management's continuing evaluation of the loan portfolio in light of past loss experience, present economic conditions, and other factors considered relevant by management at the financial statement date. Anticipated changes in economic factors which may influence the level of the allowance are considered in the evaluation by management when the likelihood of the changes can be reasonably determined. In estimating the allowance for possible losses, consideration is given to asset performance, the financial condition of borrowers or guarantors, additional collateral provided, current and anticipated economic conditions, appraisals, cost of disposal, and holding costs. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary, which may be material, if economic conditions differ substantially from the assumptions used in the evaluation. If additions to the original estimate of the allowance for loan losses are deemed necessary, they will be reported in earnings in the period in which they become reasonably estimable.

Effective December 31, 1993, the Bank adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Recognition and Disclosures," an amendment of SFAS No. 114. These standards address the accounting for impairment of certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected. Adoption of these standards included the identification of commercial, business and commercial real estate loans which are considerd impaired under provisions of SFAS No. 114. Groups of smaller-balance homogeneous loans (generally residential mortgage and consumer installment and other loans) are collectively evaluated for impairment. Adoption of these statements did not have a material impact on the Bank's financial position or results of operations.

Under the provisions of these standards a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the historical effective loan rates as the discount rate. Alternatively, measurement may also be based on observable market prices, or for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. Loans that are to be foreclosed are measured based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation is required as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

UNCOLLECTED INTEREST - The Bank reverses all accrued interest against interest income when a loan is more than 90 days delinquent and ceases accruing interest thereafter. Such interest ultimately collected is credited to income in the period of recovery.

REAL ESTATE OWNED - Properties acquired through foreclosure, or a deed in lieu of foreclosure are carried at the lower of fair value less estimated costs to sell, or cost. If the fair value less the estimated cost to sell an individual property declines below the cost of such property, a provision for losses is charged to operations.

Subsequent costs relating to the improvement of property are capitalized in amounts not to exceed the property's fair value. Costs relating to holding the property are charged to expense when incurred.

The amounts the Bank could ultimately recover from property acquired by foreclosure or deed in lieu of foreclosure, could differ materially from the amounts used in arriving at the net carrying value of the assets because of future market factors beyond the Bank's control or changes in the Bank's strategy for recovering its investment.

OFFICE PROPERTIES AND EQUIPMENT - Office properties and equipment are carried at cost less accumulated depreciation. Land is carried at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which range from three to fifty years for buildings and improvements and three to ten years for furniture and equipment.

GOODWILL - Goodwill resulting from the acquisition of deposits from the Resolution Trust Corporation ("RTC") is being amortized on a straight-line basis over five years. Goodwill resulting from the acquisition of BankBoynton, a federal savings bank, is being amortized on a straight line basis over fifteen years. The balance of goodwill, included in other assets at December 31, 1996 and 1997 was $ 755,000 and $ 2,796,000, respectively.

DRAFTS PAYABLE - Drafts payable represent checks drawn by the Bank on a third party payer, for savings account withdrawals and payment of the Bank's expenses. Under the agreement between the Bank and its third party payer, the Bank funds the checks written on the day following their issuance.

LOAN ORIGINATION FEES AND COSTS - Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Deferred loan fees and costs are amortized to income over the estimated life of the loans using the interest method.

Unearned discounts on consumer loans are amortized to income using the interest method.

COMMITMENT FEES - Non-refundable fees received for commitments to make or purchase loans in the future, net of direct costs of underwriting the commitments, are deferred and, if the commitment is exercised, recognized over the life of the loan as an adjustment of yield. If the commitment expires unexercised, income is recognized upon expiration of the commitment. Direct loan origination costs incurred to make a commitment to originate a loan are offset against any related commitment fee and the net amount recognized.

PENSION AND RETIREMENT PLANS - Benefits are accounted for in accordance with Statement of Financial Accounting Standards No. 87, entitled "Employers' Accounting for Pensions" ("SFAS No. 87"). Net periodic pension costs (income) are actuarially determined.

INCOME TAXES - The Company and its subsidiary file consolidated federal and state income tax returns. Income taxes are allocated to the Company and its subsidiary as though separate tax returns are being filed (See Note 11).

Deferred income taxes are provided on items recognized for financial reporting purposes in periods different than such items are recognized for income tax purposes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109").

EARNINGS PER COMMON SHARE - Basic earnings per common share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period after giving retroactive effect to the stock dividend in 1995, less the weighted average unallocated ESOP shares of common stock.

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued.

IMPACT OF NEW ACCOUNTING ISSUES - In June 1996, Financial Accounting Standards Board (FASB) issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement, which amends SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," supersedes SFAS No. 122, "Accounting for Mortgage Servicing Rights." This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 requires that servicing assets and liabilities be subsequently measured by (a) amortization in proportion to and over the period of estimated net servicing income or loss and (b) assessment for asset impairment or increased obligation based on their fair values. SFAS No. 125 also requires that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets and their obligation to return them in certain circumstances in which the secured party has taken control of those assets. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. During the year ended

December 31, 1997, the Company sold $ 9.6 million of loans and retained the loan servicing rights. The gain on the sale was determined in accordance with SFAS No. 125.

In February 1997, FASB issued SFAS No. 128, "Earnings per Share." This statement simplifies the standards for computing earnings per share previously required under Accounting Principles Board ("APB") Opinion No. 15, "Earnings Per Share," and makes the computation comparable to international EPS standards. Basic EPS (formerly primary EPS) excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997 and requires restatement of all prior period EPS data presented. The Company implemented SFAS No. 128 effective December 31, 1997 and restated all prior period data, as required.

In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income," which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from non-owner sources; and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. Adoption of these statements will not impact the Company's consolidated financial position, results of operations or cash flows, and any effect will be limited to the form and content of its disclosures. Both statements are effective for fiscal years beginning after December 15, 1997, with earlier application permitted. The Company will adopt these promulgations and implement them as required.

RECLASSIFICATIONS - Certain amounts in the 1995 and 1996 consolidated financial statements have been reclassified to conform to the 1997 presentation.

2.   GOVERNMENT AND AGENCY SECURITIES AVAILABLE FOR SALE

Securities available for sale are summarized as follows:

                                                          ---------------------------------------------------
                                                                            GROSS        GROSS      ESTIMATED
                                                           AMORTIZED     UNREALIZED   UNREALIZED     FAIR
                                                             COST           GAINS        LOSSES       VALUE
                                                          ===================================================
                                                                       (DOLLARS IN THOUSANDS)
 December 31, 1996:
  Municipal Bonds...................................        $   419          $11          $ -         $   430
  United States Government and agency securities....          8,024           30           19           8,035
                                                            -------          ---          ---         -------
  Total.............................................        $ 8,443          $41          $19         $ 8,465
                                                            =======          ===          ===         =======
  Weighted average interest rate....................           6.30%
                                                            =======

December 31, 1997:
 Municipal Bonds....................................        $ 2,202          $14          $ -         $ 2,216
 United States Government and agency securities.....         13,798           63           --          13,861
                                                            -------          ---          ---         -------
 Total..............................................        $16,000          $77          $ -         $16,077
                                                            =======          ===          ---         =======
 Weighted average interest rate.....................           5.90%
                                                            =======


The following table sets forth the contractual maturity of the Bank's securities available for sale at December 31, 1996 and 1997.

                                                             DECEMBER 31, 1996                     DECEMBER 31, 1997
                                                  -------------------------------------------------------------------------------
                                                         AMORTIZED           ESTIMATED          AMORTIZED          ESTIMATED
                                                           COST              FAIR VALUE           COST            FAIR VALUE
                                                  ===============================================================================
                                                                                         (IN THOUSANDS)
Due in one year or less...........................          $2,000             $1,995             $   660             $   661
Due after one year, through two years.............           6,443              6,470              15,340              15,416
                                                            ------             ------             -------             -------
   Total..........................................          $8,443             $8,465             $16,000             $16,077
                                                            ======             ======             =======             =======


The Bank had total Government and Agency securities available for sale pledged at December 31, 1996 and 1997 of $2,517,000 and $12,175,000, respectively. Of the $12,175,000 of securities pledged at December 31, 1997, $102,000 was pledged for customer accounts that exceeded $100,000, $2,002,000 was pledged as collateral for "Treasury, Tax and Loan" (TT&L) accounts held for the benefit of the federal government, $4,023,000 was pledged to the State of Florida as collateral for certificates of deposit, and the remaining $6,048,000 was pledged as collateral for customer repurchase agreements.

Proceeds from the sale of securities available for sale was $5,981,000 during the year ended December 31, 1995 resulting in gross realized gains of $18,000 and gross realized losses of $38,000. There were no sales of securities during the years ended December 31, 1996 and 1997.

3.   MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

Mortgage-backed securities available for sale at December 31, 1996 and 1997 are summarized as follows:

                                            ---------------------------------------------------------
                                                                GROSS         GROSS       ESTIMATED
                                               AMORTIZED      UNREALIZED    UNREALIZE       FAIR
                                                 COST           GAINS         LOSSES       VALUE
                                            ==========================================================
                                                                   (IN THOUSANDS)

December 31, 1996:
  FHLMC-fixed rate.......................     $ 55,832          $  856        $443      $ 56,245
  FNMA-fixed rate........................       11,804              97         130        11,771
  GNMA-fixed rate........................        7,670             474          --         8,144
  FHLMC-adjustable rate..................       15,605             295          --        15,900
  FNMA-adjustable rate...................       29,449             222          95        29,576
  GNMA-adjustable rate...................        1,935              28          --         1,963
                                              --------          ------        ----      --------
       Total.............................     $122,295          $1,972        $668      $123,599
                                              ========          ======        ====      ========

December 31, 1997:
  FHLMC-fixed rate.......................     $ 77,304          $1,273        $332      $ 78,245
  FNMA-fixed rate........................       26,429             150          82        26,497
  GNMA-fixed rate........................       29,840             653          64        30,429
  FHLMC CMO-fixed rate...................        5,087              --           6         5,081
  FHLMC-adjustable rate..................       20,303             284           2        20,585
  FNMA-adjustable rate...................       24,880             268          29        25,119
  GNMA-adjustable rate...................        1,553              33          --         1,586
  FNMA CMO-adjustable rate...............       18,558             148          --        18,706
  FHLMC CMO-adjustable rate..............       27,874              38          28        27,884
                                              --------          ------        ----      --------
       Total.............................     $231,828          $2,847        $543      $234,132
                                              ========          ======        ====      ========


There were $19.6 million in sales of mortgage-backed securities classified as available for sale during the year ending December 31, 1996 resulting in proceeds of $20.5 million, gross realized gains of $875,000 and no gross realized losses. There were no sales of mortgage-backed securities classified as available for sale during 1995 and 1997.

At December 31, 1996 the Bank had pledged $94,913,000 of mortgage-backed securities available for sale as collateral for advances from the Federal Home Loan Bank (FHLB). At December 31, 1997 the Bank was no longer using mortgage-backed securities as collateral for advances from the FHLB (See Note 9), however $7.6 million was pledged to the State of Florida as collateral for certificates of deposit.

4.   LOANS RECEIVABLE

Loans receivable at December 31, 1996 and 1997 consist of the following:

                                                                   1996           1997
                                                                =========================
                                                                      (IN THOUSANDS)

One-to-four single family, residential
 real estate mortgages..................................        $524,434         $717,610
Commercial real estate mortgages........................          42,811           39,946
Real estate construction-primarily residential..........          58,493           38,577
Participations-primarily residential....................           4,255            3,172
Land loans-primarily residential........................          11,875           12,116
                                                                --------         --------
Total first mortgage loans..............................         641,868          811,421
Consumer and commercial business loans..................          58,063          105,047
                                                                --------         --------
Total gross loans.......................................         699,931          916,468
Less:
   Undisbursed portion of loans in process..............          37,575           54,471
   Unearned discounts, premiums and deferred loan
     fees (costs), net..................................          (1,607)          (2,554)
   Allowance for loan losses............................           2,263            3,294
                                                                --------         --------

Loans receivable-net....................................        $661,700         $861,257
                                                                ========         ========

The amount of loans on which the Bank has ceased accruing interest or does not charge interest aggregated approximately $3,035,000 and $2,995,000, net of specific valuation allowances of $274,000 and $235,000, at December 31, 1996 and 1997, respectively. The amount of interest not accrued relating to these loans was approximately $192,000 and $168,000 at December 31, 1996 and 1997, respectively. Management believes the allowance for possible loan losses is adequate.

An analysis of the changes in the allowance for loan losses for the years ended December 31, 1995, 1996 and 1997 is as follows. There were no recoveries during the years presented.



                                             1995       1996       1997
                                            ============================
                                                  (IN THOUSANDS)

Balance at beginning of period...........   $2,566     $2,265     $2,263
Increase in allowance due to purchase
 of BankBoynton..........................       --         --      1,167
Current provision........................     (210)       164        170
Charge-offs..............................      (91)      (166)      (306)
                                            ------     ------     ------

Ending balance...........................   $2,265     $2,263     $3,294
                                            ======     ======     ======


The Bank originates both adjustable and fixed rate mortgage loans. Included in the loans receivable at December 31, 1997 are $3.0 million of loans held for sale. These loans are recorded at the lower of cost or market. Loans held for sale at December 31, 1996 amounted to $245,000.

A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. An analysis of the recorded investment in impaired loans owned by the Bank at December 31, 1995, 1996 and 1997 and the related allowance for those loans is as follows:

                                                  1995                  1996                  1997
                                        ==================================================================
                                                                   (IN THOUSANDS)

                                            LOAN      RELATED     LOAN      RELATED     LOAN      RELATED
                                           BALANCE   ALLOWANCE   BALANCE   ALLOWANCE   BALANCE   ALLOWANCE
Impaired loan balances and related
 allowances:
Loans with related allowance for loan
 losses...................................  $  270        $105    $  646        $256    $  500        $235
Loans without related allowance for
 loan losses..............................   3,912          --     2,725          --     2,730          --
                                            ------        ----    ------   ---------    ------   ---------
                                            $4,182        $105    $3,371        $256    $3,230        $235
                                            ------        ----    ------   ---------    ------   ---------

Average balance of impaired loans.........  $1,817                $3,777                $3,301
                                            ======                ======                ======


No interest income was recorded on impaired loans during the impairment periods shown.

The Bank's policy on interest income on impaired loans is to reverse all accrued interest against interest income if a loan becomes more than 90 days delinquent and cease accruing interest thereafter. Any interest ultimately collected is credited to income in the period of recovery.

At December 31, 1997, the composition and maturity or repricing of the mortgage loan portfolio is presented below:


 ...................FIXED RATE................   .......ADJUSTABLE RATE...................
TERM OF MATURITY                  BOOK VALUE      TERM TO RATE                 BOOK VALUE
                                (IN THOUSANDS)     ADJUSTMENT              (IN THOUSANDS)
1 year or less                       $ 74,556    1 year or less                 $241,026
1 year-3 years                          4,064    1 year-3 years                  115,608
3 years-5 years                        14,971    3 years-5                        66,767
                                                 years
5 years-10 years                       40,174    5 years-10                       35,770
                                                 years
10 years-20 years                     144,562    10 years-20                       1,345
                                                 years
Over 20 years                         177,047    Over 20 years                       578
                                     --------                                   --------

Total                                $455,374    Total                          $461,094
                                     ========                                   ========

Adjustable rate mortgage loans originated prior to December 31, 1993 have interest rate adjustment limitations and are generally indexed to the monthly weighted-average cost of funds for Savings Association Insurance Fund ("SAIF") insured institutions headquartered in the Fourth Federal Home Loan Bank ("FHLB") District. Adjustable rate mortgage loans originated subsequent to December 31, 1993 are indexed to comparable term U.S. Treasury securities. Future market factors may affect the correlation of the interest rate adjustment with the rates the Bank pays on the short-term deposits which have been primarily utilized to fund those loans.

The Bank makes fixed rate loan commitments for periods generally not exceeding sixty days. At December 31, 1996 and 1997 the Bank had commitments outstanding to originate fixed rate mortgage loans as follows:

                                           1996          1997
                                     ==========================
                                         (IN THOUSANDS)
 15 Years to Maturity
        6.51 - 6.75................       $  --        $   175
        6.76 - 7.00................          --            349
        7.01 - 7.25................          --            472
        7.26 - 7.50................         666            667
        7.51 - 7.75................         360            120
        7.76 - 8.00................         215            135
        8.01 - 8.25................          98            199
        8.26 - 8.50................          30            480
        8.51 - 8.75................          --             --
        8.76 - 9.00................          --             30
        9.01 - 9.25................         842             --
 16 - 30 Years to Maturity
        6.26 - 6.50................          --             80
        6.51 - 6.75................          --             --
        6.76 - 7.00................          --             60
        7.01 - 7.25................          --            285
        7.26 - 7.50................         107          3,668
        7.51 - 7.75................          97          1,282
        7.76 - 8.00................         930          1,187
        8.01 - 8.25................         921            312
        8.26 - 8.50................         611            651
        8.51 - 8.75................          --            150
        8.76 - 9.00................          --             --
        9.01 - 9.25................          --             --
        Over 9.25..................         100             --
                                         ------        -------

 Total.................,...........      $4,977        $10,302
                                         ======        =======

Because the above commitments generally are funded within sixty days, management of the Bank feels that related interest rate risk of the commitments is minimal.

The Bank's lending markets are primarily concentrated in Palm Beach, Martin and St. Lucie counties in Southeast Florida.

COMMERCIAL REAL ESTATE LENDING - The Bank originates and purchases commercial real estate loans, which totaled $42,811,000 and $39,946,000 at December 31, 1996 and 1997, respectively. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of the real estate. Accordingly, Bank management establishes greater provisions for probable but not yet identified losses on these loans than on less risky residential mortgage loans. The composition of commercial real estate loans and its primary collateral at December 31, 1996 and 1997 are approximately as follows:

                                   1996          1997
                              ===========================
                                     (IN THOUSANDS)

Office buildings...............   $ 9,576         $ 8,553
Retail buildings...............     9,517           9,033
Warehouses.....................     9,032           8,260
Rental property................    13,781          12,999
Hotels and motels..............        60              54
Other property improvements....       300             269
Other..........................       545             778
                                  -------         -------

Total..........................   $42,811         $39,946
                                  =======         =======


Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), a federally chartered savings and loan association's aggregate commercial real estate loans may not exceed 400% of its capital as determined under the capital standards provisions of FIRREA. The Bank is federally chartered and subject to this limitation. FIRREA does not require divestiture of any loan that was lawful when it was originated. At December 31, 1997, the Bank estimates that, while complying with this limitation, it could originate an additional $302.2 million of commercial real estate loans, though the Bank's current business plan indicates no intentions to do so.

LOANS TO ONE BORROWER LIMITATION - The Bank may not make real estate loans to one borrower in excess of 15% of its unimpaired capital and surplus except for loans not to exceed $500,000. This 15% limitation results in a dollar limitation of approximately $12.8 million at December 31, 1997. At December 31, 1997, the Bank met the loans to one borrower limitation under current existing regulations.

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial position. The unpaid balances of these loans at December 31, 1996 and 1997 were $45,539,000 and $59,911,000, respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing were $186,343 and $228,781 at December 31, 1996 and 1997, respectively.

The Bank offers loans to its employees, including Directors and Senior Management at prevailing market interest rates. These loans are made in the ordinary course of business and on substantially the same terms and collateral requirements as those of comparable transactions prevailing at the time.

The loans to Directors, Executive Officers, and associates of such persons amounted to $1,184,000 and $1,185,000 at December 31, 1996 and 1997,
respectively, which did not exceed 5% of retained earnings.

COLLATERAL FOR ADVANCES FROM THE FEDERAL HOME LOAN BANK - The terms of a new security agreement with the FHLB entered into in 1997 include a blanket floating lien that requires the Bank to maintain qualifying first mortgage loans as pledged collateral in an amount equal to, when discounted at 75% of the unpaid principal balances, the advances (See Note 9).

5.   OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment at December 31, 1996 and 1997 are summarized as follows:

                                                              1996        1997
                                                      ================================
                                                               (IN THOUSANDS)
        Land..........................................       $ 5,657     $ 5,681
        Buildings and improvements....................        13,627      17,194
        Furniture and equipment.......................         7,710       8,868
                                                             -------     -------
        Total.........................................        26,994      31,743
        Less accumulated depreciation.................         8,902      10,303
                                                             -------     -------
        Office properties and equipment - net.........       $18,092     $21,440
                                                             =======     =======

6. REAL ESTATE OWNED

Real estate owned at December 31, 1996 and 1997 consists of the following:

                                                                1996        1997
                                                           =======================
                                                                (IN THOUSANDS)

        Real estate owned.............................       $    93     $   967
        Valuation allowance...........................            --          --
                                                             -------     -------
        Real estate owned - net.......................       $    93     $   967
                                                             =======     =======


7.   ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at December 31, 1996 and 1997 consists of the following:

                                        1996         1997
                                      ===================
                                         (IN THOUSANDS)

Loans.............................      $3,474     $4,421
Investments.......................         298        453
Mortgage-backed securities........         842      1,530
                                        ------     ------
Accrued interest receivable.......      $4,614     $6,404
                                        ======     ======


8. DEPOSITS

The weighted-average interest rates on deposits at December 31, 1996 and 1997 were 4.26% and 4.50%, respectively. Deposit accounts, by type and range of rates at December 31, 1996 and 1997 consist of the following:


ACCOUNT TYPE AND RATE                                          1996           1997
                                                            =========================
                                                                 (IN THOUSANDS)

Non-interest-bearing NOW accounts........................    $ 26,406        $ 35,888
NOW, Super NOW and funds transfer accounts
 1996 and 1997, 1.02% and 1.05%, respectively............      70,558          82,152
Passbook and statement accounts
 1996 and 1997, 2.05% and 2.58%, respectively............      87,534         105,082
Variable-rate money market accounts
 1996 and 1997, 2.51% and 2.83%, respectively............      44,012          42,135
                                                             --------        --------

Total non-certificate accounts...........................     228,510         265,257
                                                             --------        --------

Certificates:
 1.01% - 2.00%...........................................         949             895
 2.01% - 3.00%...........................................           2             301
 3.01% - 4.00%...........................................          20               6
 4.01% - 5.00%...........................................      34,308          11,225
 5.01% - 6.00%...........................................     333,998         441,810
 6.01% - 7.00%...........................................      93,788         152,453
 7.01% - 8.00%...........................................       3,079             353
 8.01% - 9.00%...........................................          64              40
                                                             --------        --------

Total certificates.......................................     466,208         607,083
                                                             --------        --------

Total....................................................    $694,718        $872,340
                                                             ========        ========

Individual deposits greater than $100,000 at December 31, 1996 and 1997 aggregated approximately $53,680,000 and $96,648,000, respectively.

Interest on deposit accounts, presented in the consolidated statements of operations, is net of interest forfeited by depositors on early withdrawal of certificate accounts of approximately $115,000, $106,000 and $128,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

Scheduled maturities of certificate accounts are as follows:

                                     DECEMBER 31,
                           ---------------------------------
                              1996                   1997
                          ----------               ----------
                       AMOUNT     PERCENT     AMOUNT     PERCENT
                     =============================================
MATURITY                         (DOLLARS IN THOUSANDS)
Less than 1 year.....  $322,042     69.08%    $387,511     63.83%
1 year-2 years.......    75,043     16.10%     112,307     18.50%
2 years-3 years......    28,603      6.13%      56,921      9.38%
3 years-4 years......    17,031      3.65%      22,103      3.64%
4 years-5 years......    21,867      4.69%      26,060      4.29%
Thereafter...........     1,622       .35%       2,181       .36%
                       --------    ------     --------    ------

Total................  $466,208    100.00%    $607,083    100.00%
                       ========    ======     ========    ======

Under FIRREA, any insured depository institution that does not meet its applicable minimum capital requirements may not accept brokered deposits after December 7, 1992. This prohibition includes renewals and rollovers of existing brokered deposits and deposit solicitations at higher than prevailing interest rates paid by institutions in the Bank's normal market area. Even though the Bank meets all of the applicable minimum capital requirements at December 31, 1997, the Bank had no brokered deposits.

Interest expense on deposits consists of the following during the years ended December 31, 1995, 1996 and 1997:


                               1995         1996         1997
                           ====================================
                                      (IN THOUSANDS)

Passbook accounts........     $ 1,812      $ 1,723      $ 1,892
NOW accounts.............         812          937          730
Money market accounts....       1,139        1,075          901
Certificate accounts.....      18,752       22,504       30,333
                              -------      -------      -------
Total....................     $22,515      $26,239      $33,856
                              =======      =======      =======

9.  ADVANCES FROM FEDERAL HOME LOAN BANK

The Bank had outstanding advances from the FHLB of $ 82,517,000 with interest rates ranging from 5.21% to 8.21% and $ 239,091,000 with interest rates ranging from 5.21% to 8.21% at December 31, 1996 and 1997, respectively. The advances at December 31, 1997 are repayable as follows:

                           YEARS ENDING
                           DECEMBER 31,    AMOUNT
                           =========================
                             1998         $ 43,300
                             1999           28,349
                             2000           25,040
                             2001            5,340
                             2002          127,500
                           Thereafter        9,562
                                          --------
                             Total        $239,091
                                          ========


At December 31, 1996 the Bank had entered into a security agreement with the FHLB under which the Bank was required to maintain as collateral for its advances, securities in an amount at least equal to 100% of the Bank's total advances outstanding from the FHLB. Pledged assets to secure FHLB advances at December 31, 1996 included FHLMC and FNMA securities totaling $ 94,913,000. At December 31, 1997 the Bank was no longer using mortgage-backed securities as collateral for advances from the FHLB. The terms of a new security agreement with the FHLB entered into in 1997 include a blanket floating lien that requires the bank to maintain qualifying first mortgage loans as pledged collateral in an amount equal to, when discounted at 75% of the unpaid principal balances, the advances (See Notes 3 and 4).

10.  EMPLOYEE STOCK OWNERSHIP PLAN LOAN

In connection with the Bank's plan of reorganization into a mutual holding company, which was consummated January 7, 1994, the Bank established an Employee Stock Ownership Plan (ESOP) which was funded by proceeds from a loan with an unrelated financial institution in the original amount of $ 1,932,000. Terms of the loan require equal quarterly payments, together with interest, for seven years, with a right of prepayment of the loan after three years.

Collateral for the loan will be released and allocated to employee accounts in proportion to the payments on the loan. The collateral for this loan at December 31, 1997 is 91,080 shares of the Company's stock held and owned by the ESOP. In addition, the loan contains several restrictive covenants requiring certain minimum levels of financial performance be maintained by the Bank. The Bank is in compliance with these covenants.

Effective June 30, 1997 the loan was purchased and is now held by Fidelity Bankshares, Inc. The Bank intends to make contributions to the ESOP trust for the repayment of the loan in accordance with its terms. The loan bears interest at 25 basis points below the New York prime rate (8.50% at December 31, 1997).

As a result of this purchase by Fidelity Bankshares, Inc., the ESOP loan has been eliminated in consolidation at December 31, 1997.

11.  INCOME TAXES

In accordance with SFAS No. 109, deferred income tax assets and liabilities are computed annually for differences between financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

The components of the provisions for income taxes for the years ended December 31, 1995, 1996 and 1997 are as follows:

                                    1995       1996       1997
                                 ==============================
                                         (IN THOUSANDS)

Current - federal...............   $2,784     $2,993     $4,872
Current - state.................      410        424        701
                                   ------     ------     ------
Total current...................    3,194      3,417      5,573

Deferred - federal and state....      (61)      (855)      (820)
                                   ------     ------     ------
Total...........................   $3,133     $2,562     $4,753
                                   ======     ======     ======



The Company's provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate to income before income taxes for the following reasons:

                                                          YEARS ENDED DECEMBER 31,
                                                1995               1996               1997
                                          ----------------   ----------------   ----------------
                                            AMOUNT      %      AMOUNT      %      AMOUNT      %
                                        ========================================================
                                                            (DOLLARS IN THOUSANDS)
Tax at federal tax rate.................    $2,781    35.0%    $2,139    35.0%    $3,910    35.0%
State income taxes, net of federal
income tax benefits.....................       265     3.3        220     3.6        375     3.3
Benefit of graduated rates..............       (79)   (1.0)       (61)   (1.0)      (101)   (0.9)
Employee stock ownership plan...........        --      --         --      --        190     1.7
Other...................................       166     1.8        264     4.3        379     3.4
                                            ------    ----     ------    ----     ------    ----

Total provision and effective tax rate..    $3,133    39.1%    $2,562    41.9%    $4,753    42.5%
                                            ======    ====     ======    ====     ======    ====

The tax effect of temporary differences that give rise to deferred tax assets and deferred tax liabilities are presented below:

                                               DECEMBER 31,
                                        ------------------------
                                            1996         1997
                                        ========================
                                              (IN THOUSANDS)
Deferred tax liabilities:
Depreciation............................   $  978         $  847
Loan fee income.........................    1,304          1,938
FHLB stock dividends....................    1,102          1,115
Unrealized appreciation in securities...      543            976
Excess of tax bad debt reserve over
 book reserve...........................      513            174
Deferred compensation...................       --             25
                                           ------         ------
Gross deferred tax liabilities..........    4,440          5,075
                                           ------         ------

Deferred tax assets:
Executive death benefit.................      347            409
Amortization............................      205            287
Retirement plan.........................    2,182          2,849
Deferred compensation...................      686            853
Deferred state taxes....................       17             --
Other...................................      117            178
                                           ------         ------
Gross deferred tax assets...............    3,554          4,576
Less valuation allowances for deferred
 tax assets.............................       --             --
                                           ------         ------
Net deferred tax assets.................    3,554          4,576
                                           ------         ------
Net deferred tax liabilities............   $  886         $  499
                                           ======         ======

During 1996, a law was enacted that repealed Section 593 of the Internal Revenue Code for taxable years beginning after December 31, 1995. Section 593 allowed thrift institutions, including the Bank, to use the percentage-of-taxable income bad debt accounting method, if more favorable than the specific charge-off method, for Federal income tax purposes. The excess reserves (deduction based on the percentage-of-taxable income less the deduction based on the specific charge-off method) accumulated post-1987 are required to be recaptured ratably over a six year period beginning in 1996. The recapture has no effect on the Company's statement of operations as taxes were provided for in prior years in accordance with SFAS 109, "Accounting for Income Taxes." The timing of this recapture may be delayed for a one or two year period to the extent that the Bank originates more residential loans than the average originations in the past six years. The Bank will meet the origination requirement for 1997 and, therefore, will delay recapture until the six year period beginning in 1998. The recapture amount of $ 3.7 million will result in payments to the IRS totaling $
1.4 million which has been previously accrued. The same legislation forgave the tax liability on pre-1987 accumulated bad debt reserves which would have penalized any thrift choosing to adopt a bank charter because the tax would have become due and payable. The unrecorded potential liability that was forgiven approximated $ 2.9 million.

12.  PENSION AND EMPLOYEE BENEFIT PLANS

PENSION PLAN - The Bank's employees participate in the Bank's, qualified defined benefit pension plan covering substantially all employees. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation rates during those years. Currently, the Bank's policy is to fund the qualified retirement plan in an amount that falls between the minimum contribution required by the Employee Retirement Income Security Act and the maximum tax deductible contribution. Plan assets consist primarily of common stock, U.S. Government obligations and certificates of deposit.

Pension expense for the plan includes the following components:

                                            FOR THE YEARS ENDED DECEMBER 31,
                                        -------------------------------------
                                              1995        1996         1997
                                        =====================================
                                                     (IN THOUSANDS)

Service cost............................     $   325       $ 410      $   498
Interest cost...........................         554         535          575
Return on assets........................      (1,066)       (816)      (1,154)
Net amortization and deferral...........         680         433          651
                                             -------       -----      -------
Net periodic pension cost...............     $   493       $ 562      $   570
                                             =======       =====      =======

For the years ended December 31, 1995, 1996 and 1997, pension expense amounts were based upon actuarial computations.
In accordance with the actuarially determined computation under SFAS No. 87, the Bank funded $ 405,000 as required for the 1997 plan year.

The following sets forth the funded status of the qualified plan at December 31:

                                             1996       1997
                                        =====================
                                             (IN THOUSANDS)

Actuarial present value of benefit
 obligations:
Vested benefits.........................    $3,569     $4,769
Non-vested benefits.....................       302      1,109
                                            ------     ------
Accumulated benefit obligation..........     3,871      5,878
Effect of anticipated future
 compensation levels and other events...     3,319      2,089
                                            ------     ------
Projected benefit obligation............     7,190      7,967
Fair value of assets held in the plan
 (estimated)............................     6,284      7,804
Unfunded plan assets under projected....    ------     ------
 benefit obligation.....................    $  906     $  163
                                            ======     ======
The unfunded plan assets under projected
 benefit obligation consists of the
 following:
Accrued pension cost....................    $  261     $  427
Unrecognized net (gain) loss due to
 changes in assumptions.................       889        (50)
Other, net..............................      (244)      (214)
                                            ------     ------
Total...................................    $  906     $  163
                                            ======     ======

The weighted-average discount rate used to measure the projected benefit obligation is 7.25% pre-retirement and 6.00% post-retirement in 1997, compared to 7.75% pre-retirement and 6.00% post-retirement in 1996 and 7.25% pre-retirement and 6.00% post-retirement in 1995. The rate of increase in future compensation levels is 6.50% and 5.00% for 1996 and 1997, respectively, and the expected long-term rate of return on assets is 8.00% in all years.

SAVINGS PLAN - Effective January 1, 1988, the Board of Directors approved a 401(k) deferred savings plan for all Bank employees who are 21 years of age with one or more years of service. The 401(k) deferred savings plan allows qualified employees to save from 1% to 15% of their income. Presently, one-half of an employee's contribution is matched by the Bank, up to 3% of the employee's salary. The Bank's matching percentage will be determined annually by the Board of Directors after taking into consideration such factors as profit performance and ability to meet capital requirements. The Bank's contribution to the plan totaled $ 145,000, $ 170,000 and $ 183,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

RETIREMENT PLANS - During 1989, the Bank established non-qualified defined benefit plans for certain officers and directors. The director's plan became effective on January 1, 1991. For the years ended December 31, 1995, 1996 and 1997, the net periodic pension expense for the Supplemental Executive Retirement Plan for Officers totaled $ 615,000, $ 964,000 and $ 951,000, respectively. The projected benefit obligation as of December 31, 1995, 1996 and 1997, was estimated at $ 5,791,000, $ 5,217,000 and $ 6,049,000, respectively. For 1995,
1996 and 1997, respectively, the discount rates used to measure the projected benefit obligation were 6.50%, 7.75% and 7.25%. The rate of increase in future compensation levels in all years was 5.00%. For the years ended December 31, 1995, 1996 and 1997, the net periodic pension expense for the Retirement Plan for the Director's totaled $ 257,000, $ 273,000 and $ 227,000, respectively. The projected benefit obligation for the Retirement Plan for Directors as of December 31, 1995, 1996 and 1997 was estimated at $ 1,678,000, $ 1,514,000 and $
1,475,000, respectively. For 1995, 1996 and 1997, the discount rates used to measure that projected benefit obligation were 6.50%, 7.75% and 7.25%, respectively. The rate of increase in future compensation levels for the Retirement Plan for Directors was 5.00% in all years. The provisions of SFAS No. 87 require recognition in the statement of financial position of the additional minimum liability and related intangible asset for a retirement plan with accumulated benefits in excess of plan assets. This resulted in the recognition at December 31, 1995 and 1996, of an additional liability and an intangible asset of $ 2,050,000 and $ 592,000, respectively. There was no material effect on earnings or cash requirements to fund the retirement plans. At December 31, 1997, the Bank had no additional liability or intangible asset to recognize. These additional liability and intangible asset amounts as of December 31, 1995 and 1996 are recorded in the account balances captioned other liabilities and other assets, respectively, in the accompanying consolidated statements of financial position.

INCENTIVE PROGRAM - The Bank also has a Senior Management Performance Incentive Award Program to provide the opportunity for those executives to be rewarded in future earnings growth. A designated percentage of income at December 31 of each year is used to determine the award fund contribution. This percentage will be determined annually by the Board of Directors after taking into consideration such factors as profit performance and ability to meet capital requirements. Awards amounting to $ 164,000, $ 120,000 and $ 229,000, were made during the calendar years 1995, 1996 and 1997, respectively, for distribution in subsequent years.

EMPLOYEE STOCK OWNERSHIP PLAN - On January 7, 1994, in connection with the Bank's Plan of Reorganization into a Mutual Holding Company (See Note 18), the Bank adopted a tax qualified Employee Stock Ownership Plan ("ESOP") for all eligible employees. The ESOP purchased 193,200 shares of the Bank's stock at the date of the Reorganization. The funds used to purchase the shares were borrowed from a third party lender (See Note 10). The Bank will contribute to the ESOP sufficient funds to pay the principal and interest on this loan over seven years. Benefits generally become 100% vested after five years of credited service. However, contributions to the ESOP and shares allocated among participants proportional to repayment of the seven year ESOP loan will be allocated among participants on the basis of compensation in the year of allocation, subject to regulatory maximum limitations. The Bank recognized $ 398,000, $ 462,000 and $ 765,000, by a charge against income in 1995, 1996 and
1997, respectively, under this plan.

BANK RECOGNITION AND RETENTION PLANS - On January 7, 1994, in connection with the Bank's Plan of Reorganization into a Mutual Holding Company (See Note 18), the Bank adopted two Recognition and Retention Plans to encourage key employees and Directors to remain with the Bank. Both plans, consisting of a total of 121,440 shares of restricted stock after the 10% stock dividend, were awarded and were allocated to the affected employees and Directors. These shares vested ratably over the three years ended December 31, 1996. The Bank recognized $ 328,000, $ 280,000 and $ 0 by a charge against income in 1995, 1996 and 1997, respectively, under this plan.

13.  STOCK OPTION PLAN

The Bank has adopted stock option plans which granted options with an exercise price equal to the market value of the stock at the date of grant, to Directors and officers. The Directors may exercise their options at any time up to ten years, while officer's options are exercisable at a rate of twenty percent per year, not to exceed ten years. Under these plans, after retroactively adjusting for the 10% stock dividend distributed in November 1995, the Bank reserved 303,600 shares of authorized but unissued common stock for future issuance. The following table shows a summary of transactions.


                                             OPTIONS PRICE
                                 --------------------------------------
                                                 AVERAGE
                                  NUMBER OF     EXERCISE
                                   OPTIONS      PRICE PER    AGGREGATE
                                 OUTSTANDING      SHARE        PRICE
                                 ======================================
OPTIONS OUTSTANDING
-------------------

Balance - December 31, 1994.....     303,600        $9.09    $2,759,724
                                     -------        -----    ----------
 Granted........................          --           --            --
 Exercised......................     (37,950)        9.09      (344,966)
 Canceled.......................          --           --            --
                                     -------        -----    ----------

Balance - December 31, 1995.....     265,650         9.09     2,414,758
                                     -------        -----    ----------
 Granted........................          --           --            --
 Exercised......................     (43,117)        9.09      (391,934)
 Canceled.......................          --           --            --
                                     -------        -----    ----------

Balance - December 31, 1996.....     222,533         9.09     2,022,824
                                     -------        -----    ----------
 Granted........................          --           --            --
 Exercised......................     (47,101)        9.09      (428,148)
 Canceled.......................      (1,595)        9.09       (14,499)
                                     -------        -----    ----------
Balance - December 31, 1997.....     173,837        $9.09    $1,580,177
                                     =======        =====    ==========

14. REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision ("OTS"). Failure to meet minimum capital requirements can initiate certain mandatory and possible discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk-weighting and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Tangible capital of not less than 1.5% of adjusted total assets, Total capital to risk-weighted assets of not less than 8%, Tier I capital of not less than 3.0% of adjusted total assets, and Tier I capital to risk-weighted assets of 4.0% (as defined in the regulations). As of December 31, 1997, the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the OTS categorized the Bank as "Well Capitalized" under the framework for prompt corrective action. To be considered well capitalized under Prompt Corrective Action Provisions, the Bank must maintain total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's categorization.

The Bank's actual capital amounts and ratios are presented in the following table:


                                                                                            TO BE CONSIDERED
                                                                     MINIMUM FOR            WELL CAPITALIZED
                                                                  CAPITAL ADEQUACY        FOR PROMPT CORRECTIVE
                                               ACTUAL                PURPOSES               ACTION PROVISIONS
                                        ------------------------------------------------------------------------------
                                          RATIO       AMOUNT     RATIO     AMOUNT           RATIO        AMOUNT
                                        ------------------------------------------------------------------------------
                                                                         (DOLLARS IN THOUSANDS)

As of December 31, 1996 Stockholders'
 Equity and ratio to total assets.......    9.4%    $   81,723
                                           ====

Unrealized increase in market value of
 assets available for sale (net of
 applicable income taxes)...............                  (782)


Goodwill................................                  (755)
                                                    ----------
Tangible capital and ratio to adjusted..    9.2%    $   80,186       1.5%    $13,072
 total assets...........................   ====     ==========    ======    ========
Tier I (core) capital and ratio to
 adjusted total assets..................    9.2%    $   80,186       3.0%    $26,144         5.0%       $43,574
                                           ====     ==========    ======    ========      ======     ==========
Tier I (core) capital and ratio to
 risk-weighted total assets.............   17.9%    $   80,186       4.0%    $17,943         6.0%       $26,915
                                           ====                   ======    ========      ======     ==========

General loan valuation allowances.......                 1,822
Equity investments......................                   (97)
                                                    ----------
Tier 2 capital..........................            $    1,725
                                                    ----------
Total risk-based capital and ratio to
 risk-weighted total assets.............   18.3%    $   81,911       8.0%    $35,886        10.0%       $44,858
                                           ====     ==========    ======    ========      ======     ==========

Total assets............................            $  873,562
                                                    ==========

Adjusted total assets...................            $  871,472
                                                    ==========

Risk-weighted assets....................            $  448,579
                                                    ==========

As of December 31, 1997 Stockholders'
 Equity and ratio to total assets.......    7.0%    $   85,559
                                           ====

Unrealized increase in market value of
 assets available for sale (net of
 applicable income taxes)...............                (1,405)


Goodwill................................                (3,083)
Disallowed servicing assets.............                   (30)
                                                    ----------
Tangible capital and ratio to adjusted..    6.6%    $   81,041       1.5%    $18,228
 total assets...........................   ====     ==========    ======    ========
Tier I (core) capital and ratio to
 adjusted total assets..................    6.7%    $   81,041       3.0%    $36,457         5.0%       $60,761
                                           ====     ==========    ======    ========      ======     ==========
Tier I (core) capital and ratio to
 risk-weighted total assets.............   13.6%    $   81,041       4.0%    $23,751         6.0%       $35,626
                                           ====                   ======    ========      ======     ==========

General loan valuation allowances.......                 2,242
Equity investments......................                    (1)
                                                    ----------
Tier 2 capital..........................            $    2,241
                                                    ----------
Total risk-based capital and ratio to
 risk-weighted total assets.............   14.0%    $   83,282       8.0%    $47,501        10.0%       $59,377
                                           ====     ==========    ======    ========      ======     ==========

Total assets............................            $1,219,735
                                                    ==========

Adjusted total assets...................            $1,215,217
                                                    ==========

Risk-weighted assets....................            $  593,768
                                                    ==========


At periodic intervals, both the OTS and the FDIC routinely examine the Company's and the Bank's financial statements as part of their legally proscribed oversight of the savings and loan industry. Based on these examinations, the regulators can direct that the financial statements be adjusted in accordance with their findings.

During the year ended December 31, 1997, an OTS examination resulted in no significant adjustments to the consolidated financial statements.

15.  ACQUISITION OF BANKBOYNTON

On December 5, 1997, the Bank acquired, for cash, all the outstanding stock of BankBoynton, a thrift institution located in Boynton Beach, Florida. The acquisition has been accounted for under the purchase method of accounting and the results of operation of BankBoynton are included in the Consolidated Statements of Operations from the date of acquisition. The excess of cost over net assets acquired amounted to approximately $ 2.3 million and will be charged against operations over a period of fifteen years, using the straight-line method of amortization.

The following unaudited pro-forma information shows the condensed consolidated results of operation as though the above acquisition, including the related purchase accounting adjustments, had been made at the beginning of the year:

                                  1996          1997
                             ===========================
                                    (IN THOUSANDS)

Net interest income...........   $29,883         $32,752
Net income....................   $ 3,337         $ 5,861
Basic earnings per share......   $   .51         $   .88
Diluted earnings per share....   $   .50         $   .87

The unaudited pro-forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the acquisition been made at the beginning of the respective periods, or of results which may occur in the future.

16.  COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Bank makes commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The interest rates on both fixed and variable rate mortgage loans are generally based on the market rates in effect on the date the loan application is taken. Commitments generally have fixed expiration dates of no longer than 60 days and other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include single-family homes, marketable securities and income-producing residential and commercial properties. Credit losses may occur when one of the parties fails to perform in accordance with the terms of the contract. The Bank's exposure to credit risk is represented by the contractual amount of the commitments to extend credit. At December 31, 1997, the Bank had commitments to extend credit for or purchase mortgage loans of $ 44,708,000 ($ 10,302,000 in fixed rate commitments, see Note 4, and the balance of commitments in either variable rate or for which rates had not yet been set). The Bank also has a pre-approval program which commits dollar amounts to potential loan customers based on their credit history. This program, however, does not commit to locked in rates. No fees are received in connection with such commitments.

The Bank leases various property for original periods ranging from one to seventy-two years. Rent expense for the years ended December 31, 1995, 1996 and 1997, was approximately $ 623,000, $ 682,000 and $ 638,000, respectively. At December 31, 1997, future minimum lease payments under these operating leases are as follows:


                   YEARS ENDING DECEMBER 31,        AMOUNT
                 --------------------------------------------
                                               (IN THOUSANDS)
                     1998                       $  744,462
                     1999                          642,069
                     2000                          640,617
                     2001                          567,556
                     2002                          518,379
                     Thereafter                  3,043,684
                                                ----------
                     Total                      $6,156,767
                                                ==========

The Bank has entered into a three year employment agreement with its Chief Executive Officer. This agreement, among other matters, would provide for severance payments of up to three years salary in the event of termination for reasons other than cause. In addition, the Bank has entered into severance agreements with four of its executive officers. The severance agreements would provide for payments of up to three years salary for these executives, but only in the event of change of control of the Bank.

YEAR 2000 ISSUE

The Bank formed a Year 2000 Committee in March 1997, which meets regularly to review the Bank's plan to achieve compliance with the issues associated with the year 2000 and progress to date and report such progress to the Board of Directors. The Bank's Year 2000 Project Plan includes five phases; assessment, evaluation, renovation, validation and implementation. While in some instances the Bank is in the final stages of assessments, certain applications are in the renovation and validation stages. Management of the Bank believes all "mission critical" applications have been identified. To the extent application suppliers assert their applications are year 2000 ready, the Bank is currently validating their claims, while working toward solutions with others. Management has concluded that the cost of modernizing the Bank's computer hardware and software, on an accelerated basis, will cost approximately $ 2.3 million. These costs are expected to be capitalized and expensed in conformity with generally accepted accounting principles.

17.  SUPPLEMENTAL DISCLOSURE OF CASH FLOWS


                                                FOR THE YEARS ENDED DECEMBER 31,
                                        ----------------------------------------------
                                             1995             1996             1997
                                        ==============================================
                                                         (IN THOUSANDS)
Supplemental Disclosure of Cash Flow
 Information:
Cash paid for income taxes.............     $ 3,223           $ 2,810          $ 5,016
                                            =======           =======          =======
Cash paid for interest on deposits and
 other borrowings......................     $27,906           $31,879          $41,782
                                            =======           =======          =======
Supplemental Schedule of Noncash
 Investing and Financing Activities:
Real estate acquired in settlement of
 loans.................................     $ 1,326           $   593          $ 2,403
                                            =======           =======          =======

18.  CONVERSION TO HOLDING COMPANY

On April 25, 1996, Fidelity Federal Savings Bank of Florida (the "Bank") adopted an Agreement and Plan of Reorganization, (the "Plan") whereby the Bank would become a wholly-owned subsidiary of a stock holding company, Fidelity Bankshares, Inc. (the "Company"), a Delaware corporation. Pursuant to the Plan, the Bank's mutual holding company parent would continue to own a majority of the Company's outstanding common stock. In addition, as part of the Plan, each share of the Bank's outstanding one dollar par value common stock would be converted into one share of Fidelity Bankshares, Inc. ten cent par value common stock. Consequently, following the reorganization, each stockholder of the Bank would have the same ownership interest in Fidelity Bankshares, Inc. as the stockholder had in the Bank.

In November, 1996, the Bank received regulatory approval to proceed with the reorganization and on January 21, 1997, the Bank's stockholders approved the Plan. On January 29, 1997, the transaction was consummated, resulting in the Company owning all the outstanding common stock of the Bank. The reorganization was completed as a tax-free transaction. In addition, since the reorganization was accounted for in the same manner as a pooling of interests merger, no significant accounting adjustments were necessary to the consolidated financial statements. Common stock and additional paid in capital reflect the change in par value described above.

19.  SUBSEQUENT EVENTS

On January 21, 1998 the Company issued $ 28.375 million of preferred, mandatorily redeemable, securities out of a grantor trust, Fidelity Capital Trust I. As its only asset, the trust holds junior subordinated debentures due January 31, 2028 of the Company, purchased with the proceeds of the preferred securities issuance. Interest from the junior subordinated debentures bears interest at 8.375%, and will be used to fund distributions on the preferred securities. Costs of issuing securities of $ 1.3 million will be capitalized and amortized over 30 years using the straight line method of amortization.

Distributions on the preferred securities are cumulative and are payable at the same rate as the junior subordinated debentures described above. The junior subordinated debentures are redeemable in whole, beginning January 31, 2000 at 107% of principal amount and at 100% of principal amount in whole or in part, commencing January 31, 2003. The preferred securities are subject to mandatory redemption, in whole or in part as applicable, upon the repayment of the junior subordinated debentures. The proceeds from the preferred securities, to the extent invested in common stock of the Bank, are considered to be Tier 1 capital for regulatory purposes. The Company intends to invest $ 25 million of the proceeds in common stock of the Bank.

20.  EARNINGS PER SHARE

The weighted-average number of shares used to calculate basic and diluted earnings per share, including the adjustments for the Bank's leveraged Employee Stock Ownership Plan (ESOP), Management Recognition Plan (MRP) and stock options for the years ended December 31, 1995, 1996 and 1997, retroactively adjusted to reflect the 10% stock dividend distributed on November 30, 1995, are as follows:


                              FOR THE YEAR ENDED DECEMBER 31,     FOR THE YEAR ENDED DECEMBER 31,  FOR THE YEAR ENDED DECEMBER 31,
                                          1995                               1996                             1997
                           -------------------------------------------------------------------------------------------------------
                               INCOME        SHARES  PER-SHARE    INCOME      SHARES    PER-SHARE    INCOME   SHARES    PER-SHARE
                                 (1)          (2)     AMOUNT        (1)         (2)      AMOUNT        (1)     (2)       AMOUNT
                           =======================================================================================================
                                                                     (DOLLARS IN THOUSANDS)
Net income................    $4,815,000                         $3,550,000                         $6,418,000
Basic EPS:
Mortgage loans
Income available to
 common stockholders......    $4,815,000    6,538,873    $0.74   $3,550,000    6,583,118    $0.54   $6,418,000  6,661,401   $0.96
                                                         -----                                                              -----
Effect of diluted shares:
 Common stock options.....                     77,894                             84,380                          104,759
                                            ---------                          ---------                        ---------
Diluted EPS
Income available to
 common stockholders......    $4,815,000    6,616,767    $0.73   $3,550,000    6,667,498    $0.53   $6,418,000  6,766,161   $0.95
                              ==========    =========    =====   ==========    =========    =====   ==========  =========   =====

(1) Numerator
(2) Denominator

Pursuant to Statement of Position 93-6, entitled "Employers' Accounting for Employee Stock Ownership Plans," issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants, ESOP shares that have not been committed to be released are not considered to be outstanding.

21.  DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS - Statement of Financial Accounting Standards No. 107 ("SFAS No. 107"), "Disclosure About Fair Value of Financial Instruments," as amended by SFAS 119, requires additional disclosures of fair values of financial instruments in the notes to the consolidated financial statements. Fair values of financial instruments that are not actively traded are based on market prices of similar instruments and/or valuation techniques using market assumptions. Although management uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique. Therefore, the fair value estimates presented herein are not necessarily indicative of the amounts which the Bank could realize in a current transaction.

                                                      DECEMBER 31, 1996              DECEMBER 31, 1997
                                                   ----------------------------------------------------------------------
                                                          CARRYING          FAIR              CARRYING           FAIR
                                                           AMOUNT           VALUE              AMOUNT            VALUE
                                                   ======================================================================
                                                                       (IN THOUSANDS)
Assets:
 Cash and amounts due from depository institutions...    $ 15,293          $ 15,293          $ 22,136          $ 22,136
 Interest-bearing deposits...........................      27,127            27,127            33,688            33,688
 Assets available for sale...........................     132,064           132,064           250,209           250,209
 Loans receivable (net)..............................     661,700           664,667           861,257           870,162
Liabilities:
 Deposits............................................     694,718           697,163           872,340           873,741
 Other borrowed funds................................          --                --             3,780             3,780
 Advances from the Federal Home Loan.................      82,517            84,859           239,091           239,963
ESOP loan............................................       1,104             1,104                --                --


The following methods and assumptions were used to estimate fair value of each major class of financial instrument at December 31, 1996 and 1997.

CASH AND AMOUNTS DUE FROM DEPOSITORY INSTITUTIONS AND INTEREST-BEARING DEPOSITS
- The carrying amount of these assets is a reasonable estimate of their fair value.

ASSETS AVAILABLE FOR SALE - The fair value of these securities are based on quoted market prices.

LOANS RECEIVABLE - The fair value of loans is estimated by discounting the future cash flows of the loans using the current rates at which similar loans would be made to borrowers with similar credit rating for the same remaining maturities.

DEPOSITS - The fair value of demand deposits, savings accounts and money market accounts are equal to the amount payable on demand at the reporting date. The fair values of fixed maturity certificate accounts are estimated by discounting the future cash flows of the certificates using the current rates for advances from the Federal Home Loan Bank with similar maturities.

OTHER BORROWED FUNDS - Fair value is estimated using rates currently offered for advances from the Federal Home Loan Bank with similar maturities.

ADVANCES FROM THE FEDERAL HOME LOAN BANK - The fair value of these advances is estimated by discounting the future cash flows of these advances using the current rates at which similar term advances could be obtained.

ESOP LOAN - The carrying amount of this loan is a reasonable estimate of fair market value.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT - The fair value of these commitments is insignificant.

22.  CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed statements of financial position as of December 31, 1996, and 1997 and the condensed statement of operations and statement of cash flows for the three years then ended should be read in conjunction with the Consolidated Financial Statements and related notes. Since the organization of the parent company was accounted for in a manner similar to a pooling of interests, these statements have been presented as if the parent company was in existence for all periods covered by the Consolidated Financial Statements.

                                                           December 31,
                                                      ---------------------
                                                        1996        1997
                                                      =====================
                                                         (IN THOUSANDS)
STATEMENT OF FINANCIAL CONDITION
  ASSETS:
       Cash and cash equivalents..................    $     __     $   411
       ESOP loan receivable.......................          --         828
       Investment in and advances to Bank.........      82,339      86,710
       Other assets...............................          --         217
                                                       -------     -------
   Total assets...................................     $82,339     $88,166
                                                       =======     =======
   Liabilities....................................     $   616     $   779
   Stockholders' Equity...........................      81,723      87,387
                                                       -------     -------
   Total liabilities and stockholders' equity.....     $82,339     $88,166
                                                       =======     =======

                                                                   YEARS ENDED DECEMBER 31,
                                                             ----------------------------------
                                                                   1995        1996        1997
                                                             ==================================
                                                                      (IN THOUSANDS)
STATEMENT OF OPERATIONS
 INCOME:
   Income................................................     $    --      $   --     $    42
   Expenses..............................................          --          --         541
                                                              -------     -------     -------
   Income before income taxes and
    equity in earnings of Bank...........................          --          --        (499)
   Income tax benefit....................................          --          --         204
                                                              -------     -------     -------
   Income before equity in earnings
    of Bank..............................................                      --        (295)
   Equity in earnings of Bank............................       4,815       3,550       6,713
                                                              -------     -------     -------
   Net income............................................     $ 4,815     $ 3,550     $ 6,418
                                                              =======     =======     =======
STATEMENT OF CASH FLOWS
 CASH FLOW FROM (FOR) OPERATING
 ACTIVITIES:
   Net Income............................................     $ 4,815     $ 3,500     $ 6,418
   Adjustments to reconcile net income
    to net cash used for operating
    activities
   Equity in earnings of Bank............................      (4,815)     (3,550)     (6,713)
   Other.................................................          --          --        (148)
                                                              -------     -------     -------
   Net cash used for operating
    activities...........................................          --          --        (443)
                                                              -------     -------     -------
   CASH FLOW FROM (FOR) INVESTING
    ACTIVITIES:
   Dividends received from Bank..........................       2,106       1,971       3,554
   Purchase of ESOP loan.................................          --          --        (966)
   Principal payments on ESOP loan.......................          --          --         138
   Other.................................................          --          --         386
                                                              -------     -------     -------
   Net cash from investing activities....................       2,106       1,971       3,112
                                                              -------     -------     -------
   CASH FLOW FROM (FOR) FINANCING
    ACTIVITIES:
   Proceeds from the sale of stock.......................          --          --         308
   Cash dividends paid...................................      (2,106)     (1,971)     (2,566)
                                                              -------     -------     -------
   Net cash used for financing
    activities...........................................      (2,106)     (1,971)     (2,258)
                                                              -------     -------     -------
   NET INCREASE IN CASH AND CASH
    EQUIVALENTS..........................................          --          --         411
   CASH AND CASH EQUIVALENTS, BEGINNING
    OF YEAR..............................................          --          --          --
   CASH AND CASH EQUIVALENTS, END OF YEAR................     $    --    $     --     $   411
                                                              =======    ========     =======

Payment of dividends to Fidelity Bankshares, Inc. by the Bank is subject to various limitations by bank regulatory agencies. Undistributed earnings of the Bank available for distribution as dividends under these limitations were $ 24.6 million and $ 22.0 million as of December 31, 1996 and 1997, respectively.

23.  QUARTERLY FINANCIAL DATA (UNAUDITED)


                                     FIRST      SECOND       THIRD      FOURTH
                                    QUARTER     QUARTER     QUARTER    QUARTER
                                 ==============================================
                                                        (IN THOUSANDS)
 Year ended December 31, 1996:
 Interest income.................    $14,333    $14,709     $15,377     $15,821
 Interest expense................      7,579      7,591       8,247       8,714
                                     -------    -------     -------     -------
   Net interest income...........      6,754      7,118       7,130       7,107
                                     -------    -------     -------     -------

 Provision for loan losses.......         76        (16)         54          50
 Non-interest income.............      1,420        864         968       1,624
 Non-interest expenses...........      5,552      5,649       9,585       5,923
 Income taxes....................      1,050        974        (617)      1,155
                                     -------    -------     -------     -------
   Net Income....................    $ 1,496    $ 1,375     $  (924)    $ 1,603
                                     =======    =======     =======     =======


                                     FIRST      SECOND     THIRD        FOURTH
                                    QUARTER    QUARTER     QUARTER     QUARTER
                                 ==============================================
                                                        (IN THOUSANDS)
 Year ended December 31, 1997:
 Interest income.................    $16,297    $17,417     $18,684     $19,874
 Interest expense................      8,967      9,899      10,850      11,890
                                     -------    -------     -------     -------
   Net interest income...........      7,330      7,518       7,834       7,984
                                     -------    -------     -------     -------

 Provision for loan losses.......         51         21          57          41
 Non-interest income.............        902      1,003       1,790       1,215
 Non-interest expenses...........      6,041      5,967       6,073       6,154
 Income taxes....................        906      1,068       1,484       1,295
                                     -------    -------     -------     -------
   Net Income....................    $ 1,234    $ 1,465     $ 2,010     $ 1,709
                                     =======    =======     =======     =======


                      [LOGO OF FIDELITY BANKSHARES, INC.]

MANAGEMENT'S ASSERTIONS
as to the Effectiveness of its Internal Control Structure Over Financial Reporting and Compliance with Designated Laws and Regulations

To the Stockholders:

FINANCIAL STATEMENTS

Management of Fidelity Bankshares, Inc. (the "Company") and its subsidiary, Fidelity Federal Savings Bank of Florida (the "Bank"), is responsible for the preparation, integrity and fair presentation of its published financial statements and all other information presented in this annual report. The financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on judgments and estimates made by management.

The financial statements have been audited by the independent accounting firm, Deloitte & Touche LLP, which was given unrestricted access to all financial records and related data, including minutes of all meetings of stockholders, the Board of Directors and committees of the board. Management believes that all representations made to the independent auditors during their audit were valid and appropriate. The independent auditors report accompanies the Company's audited financial statements.

INTERNAL CONTROL

Management is responsible for and does maintain a structure of internal control over financial reporting, which is designed to provide reasonable assurance to the Company's management and Board of Directors regarding the preparation of reliable published financial statements, including the Bank's reports to the Office of Thrift Supervision which are based on both generally accepted accounting principles and instructions for Thrift Financial Reports (TFR instructions). The structure includes a documented organizational structure and division of responsibility, established policies and procedures including a code of conduct to foster a strong ethical climate, which are communicated throughout the Bank, and the careful selection, training and development of our people. Internal auditors monitor the operation of the internal control system and report findings and recommendations to management and the Board of Directors, and corrective actions are taken to address control deficiencies and other opportunities for improving the system as they are identified. The Board, operating through its audit committee, which is composed entirely of directors who are not officers or employees of the Company nor the Bank, provides oversight to the financial reporting process.

There are inherent limitations in the effectiveness of any structure of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to financial statement preparation. Furthermore, the effectiveness of an internal control structure can change with circumstances.

Management assessed its internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and TFR instructions as of December 31, 1997 in relation to criteria for effective internal control over financial reporting described in "Internal Control-- Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management believes the Company and the Bank maintained an effective internal control structure over financial reporting, presented in conformity with generally accepted accounting principles and TFR instructions, as of December 31, 1997.

COMPLIANCE WITH DESIGNATED LAWS AND REGULATIONS

Management is also responsible for compliance with the federal laws and regulations concerning loans to insiders and the federal and state laws and regulations concerning dividend restrictions, both of which are designated by the FDIC as safety and soundness laws and regulations.

Management assessed its compliance with the designated safety and soundness laws and regulations and has maintained records of its determinations and assessments as required by the FDIC. Based on this assessment, management believes that the Company and the Bank has complied, in all material respects, with the designated safety and soundness laws and regulations for the year ended December 31, 1997.

by:                                      by:
    ---------------------------------        -------------------------------
President and Chief Executive Officer    Executive Vice President-
                                         Chief Financial Officer
February 18, 1998

INDEPENDENT ACCOUNTANTS' REPORT

To the Audit Committee
Fidelity Federal Savings Bank of Florida
West Palm Beach, Florida


We have examined management's assertion that, as of December 31, 1997, Fidelity Bankshares, Inc. and its subsidiary, Fidelity Federal Savings Bank of Florida, maintained an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and the Office of Thrift Supervision Instructions for Thrift Financial Reports for Schedules SC, SO, and CA included in the accompanying Report on Management's Assertions as to the Effectiveness of its Internal Control Structure over Financial Reporting and Compliance with Designated Laws and Regulations, dated February 18, 1998.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control structure over financial reporting, testing, and evaluating the design and operating effectiveness of the internal control structure over financial reporting, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control structure over financial reporting to future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies may deteriorate.

In our opinion, management's assertion that, as of December 31, 1997, Fidelity Bankshares, Inc. and its subsidiary, Fidelity Federal Savings Bank of Florida, maintained an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and the Office of Thrift Supervision Instructions for Thrift Financial Reports for Schedules SC, SO, and CA is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Certified Public Accountants
West Palm Beach, FL

February 20, 1998

                      [LOGO OF FIDELITY BANKSHARES, INC.]